   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1995
                                                       REGISTRATION NO.  ______

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       CALIFORNIA BEACH RESTAURANTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                                  5812                                  95-2693503
   (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                       17383 SUNSET BOULEVARD, SUITE 140
                      PACIFIC PALISADES, CALIFORNIA 90272
                                 (310) 459-9676
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARK E. SEGAL
         VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
                       CALIFORNIA BEACH RESTAURANTS, INC.
                       17383 SUNSET BOULEVARD, SUITE 140
                      PACIFIC PALISADES, CALIFORNIA 90272
                                 (310) 459-9676
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                                MEL ZIONTZ, ESQ.
                           ROSENFELD, MEYER & SUSMAN
                         9601 WILSHIRE BLVD., SUITE 444
                        BEVERLY HILLS, CALIFORNIA 90210

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE(1)

=========================================================================================================
                                                                                 Proposed
                                                                  Proposed        Maximum
                                                                  Maximum        Aggregate     Amount of
      Title of Each Class of Securities          Amount to be  Offering Price     Offering    Registration
               to be Registered                   Registered      Per Unit*        Price          Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............         3,004,282        $.01         $30,042.82     $100.00
=========================================================================================================

* Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price per share on the OTC Bulletin Board on November 20, 1995.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-1 ITEM NO. AND CAPTION                                           PROSPECTUS CAPTION
-----------------------------                                           ------------------
Item 1.  Forepart of the Registration Statement
          and Outside Front Cover Page of
          Prospectus . . . . . . . . . . .                          Outside Front Cover Page

Item 2.  Inside Front and Outside Back
          Cover Pages of Prospectus. . . .                          Inside Front and Outside Back Cover Pages

Item 3.  Summary Information, Risk Factors
          and Ratio of Earnings to Fixed
          Charges. . . . . . . . . . . . .                          Prospectus Summary; Risk Factors; Summary Financial Data

Item 4.  Use of Proceeds. . . . . . . . . .                         Use of Proceeds

Item 5.  Determination of Offering Price. .                         *

Item 6.  Dilution . . . . . . . . . . . . .                         *

Item 7.  Selling Security Holders . . . . .                         Selling Shareholders

Item 8.  Plan of Distribution . . . . . . .                         Outside Front Cover Page; Plan of Distribution

Item 9.  Description of Securities to be
          Registered. . . . . . . . . . .                           Outside Front Cover Page; Description of Capital Stock

Item 10.  Interests of Named Experts and
           Counsel. . . . . . . . . . . . .                         Legal Matters; Experts

Item 11.  Information with Respect to the
           Registrant

          (a) Description of Business. . . .                        Risk Factors; Business

          (b) Description of Property. . . .                        Business--Properties

          FORM S-1 ITEM NO. AND CAPTION                             PROSPECTUS CAPTION
          -----------------------------                             ------------------
          (c) Legal Proceedings. . . . . . .                        Business--Legal Proceedings

          (d) Market Price and Dividends . .                        Market Information

          (e) Financial Statements . . . . .                        Index to Consolidated Financial Statements

          (f) Selected Financial Data. . . .                        Selected Financial Data

          (g) Supplemental Financial
                Information. . . . . . . . .                        *

          (h) Management's Discussion and
                Analysis of Financial
                Condition and Results of
                Operations . . . . . . . . .                        Management's Discussion and Analysis
                                                                    of Financial Condition and Results of
                                                                    Operations

          (i) Changes In and Disagreements
                with Accountants on
                Accounting and Financial
                Disclosure . . . . . . . . .                        *

          (j) Directors and Executive
                Officers . . . . . . . . . .                        Management

          (k) Executive Compensation . . . .                        Management--Executive Compensation

          (l) Security Ownership of Certain
                Beneficial Owners and
                Management . . . . . . . . .                        Principal Shareholders

          (m) Certain Relationships and
                Related Transactions . . . .                        Management--Certain Relationships
                                                                    and Related Transactions

Item 12.   Disclosure of Commission Position
             on Indemnification for
             Securities Act Liabilities. . .                        *
-------------------

*  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1995

                               3,004,282 Shares


                       CALIFORNIA BEACH RESTAURANTS, INC.


                                 Common Stock
                               ($.01 par value)

                       __________________________________

        The 3,004,282 shares of common stock, $.01 par value (the "Common Stock") of California Beach Restaurants, Inc. (the "Company"), covered by this Prospectus are being offered by certain shareholders of the Company described herein ("Selling Shareholders"). The Selling Shareholders do not necessarily intend to sell their shares of Common Stock but may decide to do so in the future. The Company will not receive any proceeds from the sale of the shares offered hereunder. The Company has been advised by the Selling Shareholders that the shares of Common Stock offered hereby may be sold from time to time in the over-the-counter market, on terms and at prices then prevailing or prices related to the then market price for such shares, or in negotiated transactions. The Selling Shareholders and any brokers or dealers who execute sales of the shares offered hereby may be deemed to be "underwriters," as such term is defined under the Securities Act of 1933, as amended. See "Plan of Distribution."

        SINCE AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK POTENTIAL PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" ON PAGES 4-6 OF THIS PROSPECTUS.

        The Selling Shareholders have agreed to indemnify the Company, and the Company has agreed to indemnify the Selling Shareholders, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" for a description of arrangements between the Company and the Selling Shareholders. Expenses of this Offering, estimated at $42,000, will be paid by the Company.

        The Common Stock is traded on the OTC Bulletin Board under the symbol "CBHR." As of November 20, 1995, the most recent reported bid price of the Common Stock was on October 19, 1995 at $.01.

                       __________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       __________________________________

                THE DATE OF THIS PROSPECTUS IS __________, 1995.

                               PROSPECTUS SUMMARY


         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION HEREIN HAS BEEN ADJUSTED TO REFLECT THE COMPANY'S ONE-FOR-33.286962 REVERSE STOCK SPLIT OF ITS COMMON STOCK EFFECTED AT THE CLOSE OF BUSINESS ON MAY 1, 1995.


                                  THE COMPANY

         California Beach Restaurants, Inc. (the "Company") is a California corporation, the common stock of which is traded in the over-the- counter market on the OTC Bulletin Board under the symbol "CBHR." There are currently outstanding 3,400,975 shares of common stock of the Company (par value $.01 per share) ("Common Stock") held of record by approximately 570 shareholders.

         The Company, through its wholly owned subsidiary, Sea View Restaurants, Inc. ("Sea View"), owns and operates two restaurants: Gladstone's 4 Fish ("Gladstone's") in Pacific Palisades, California, and R.J.'s--The Rib Joint ("R.J.'s") in Beverly Hills, California. The Company also has licensed the Gladstone's name and trademark to a subsidiary of MCA INC. for operation of a restaurant at CityWalk in Universal City, California.

         The Company was incorporated in California in 1971 and adopted its present name in 1990. The Company's executive offices are located at 17383 Sunset Boulevard, Suite 140, Pacific Palisades, California, 90272 and its telephone number is (310) 459-9676.

                                  RISK FACTORS

         The various risk factors relating to this Offering should be considered carefully before an investment is made. See "Risk Factors."

                                  THE OFFERING

Number of Shares to be sold
  by the Selling Shareholders                                      3,004,282

Shares of Common Stock outstanding before
  and after the Offering                                           3,400,975

Use of Proceeds                                                    The Company will not receive any proceeds from
                                                                   the sale of the shares offered hereunder
                                                                   by the Selling Shareholders.

OTC Bulletin Board Symbol                                          CBHR

                             SUMMARY FINANCIAL DATA
                    (in thousands, except per share amounts)

                 The consolidated financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial and statistical information included elsewhere in this Prospectus.

                                                                                                    Three Months
                                                          Year Ended April 30,                      Ended July 31
                                         -----------------------------------------------------     ----------------
                                           1995       1994       1993       1992        1991        1995      1994
                                         -------    -------    -------    -------      -------     ------    ------
Income Statement Data:
   Sales                                 $14,160    $13,924    $15,144    $17,038      $18,396     $3,743    $3,753
   Income (loss) from continuing
     operations before extraordinary
     item                                 (3,419)    (1,372)      (665)    (1,328)      (1,313)       279      (134)
   Income from discontinued
     operations (b)                            -          -         16        157          271          -         -
         Extraordinary item (a)            2,540          -          -          -            -          -         -
         Net income (loss)                  (879)    (1,372)      (649)    (1,171)      (1,042)       279      (134)
         Income (loss) per common
           share from continuing
           operations before
           extraordinary items           ($12.21)    ($4.93)    ($2.35)    ($4.18)      ($4.13)      $.11     ($.48)
         Income per common share
           from discontinued operations        -          -       0.00       0.49         0.85          -         -
         Income per common share
           from extraordinary item          9.07          -          -          -            -          -         -
         Net income(loss) per common       (3.14)     (4.93)     (2.35)     (3.69)       (3.28)       .11      (.48)
           share--primary
         Net income(loss) per common
           share--fully diluted            (3.14)     (4.93)     (2.35)     (3.69)       (3.28)       .09      (.48)



                                                               April 30,                              July 31,
                                          ----------------------------------------------------       ----------
                                           1995       1994      1993        1992       1991             1995
                                          ------    -------    -------    -------     -------          ------
Balance Sheet Data:
   Total assets                           $6,709    $10,369    $11,649    $12,485     $14,685          $6,761
   Debt in default                             -      8,166      8,166      8,336       9,045               -
   Convertible subordinated notes            783          -          -          -           -             783
   Long-term debt, net of current
     portion                               2,776          -          -          -           4           2,368

____________

(a) Extraordinary gain recognized in connection with the December 1994 restructuring. See Note B to the consolidated financial statements.
(b)  Discontinued operations of American Microsonics Corp.
     See Note I to the consolidated financial statements.

                                  RISK FACTORS

         In addition to the information included elsewhere in this Prospectus, the following considerations in connection with an investment in the Common Stock should be carefully reviewed prior to determining whether to purchase shares of Common Stock. Accordingly, an investment in the Common Stock involves certain important risks and should be undertaken only by persons whose financial resources are sufficient to enable them to assume such risks. In analyzing this Offering, potential investors should give careful consideration to each of the following, as well as all the other information set forth in this Prospectus.

         FINANCIAL CONDITION; LEVERAGE. The Company has incurred significant net losses in each of its last five years and, as shown in the Consolidated Financial Statements, the Company incurred a net loss of $879,000 for the fiscal year ended April 30, 1995. The Company did, however, generate net income of $279,000 in the quarter ended July 31, 1995, although there can be no assurance that the Company will continue to generate net income in the future.

         The Company's principal source of cash are funds generated from operations. The Company has no short-term borrowing capacity nor can it obtain significant further trade credit beyond existing terms from its key vendors and suppliers.

         The Company is highly leveraged. The Company's high degree of leverage will have important consequences to investors in this Offering, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, should it need to do so, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the repayment of obligations to Bank of America National Trust and Savings Association (the "Bank") which, as of July 31, 1995, consists of the balance on a senior secured note of $3,043,000, including $427,000 of future interest costs and the balance on a junior secured note of $557,000, including $128,000 of future interest costs, thereby reducing the funds available to the Company for its operations, and any future business opportunities; and (iii) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy generally.

         RENEWAL OF CONCESSION AGREEMENT. The concession agreement between Sea View and the County of Los Angeles for the operation of Gladstone's and the adjacent parking lot expires on October 31, 1997. See "Business--Properties." The property on which Gladstone's is located is owned by the State of California. Although the County of Los Angeles currently acts as landlord under an agreement with the State, any future lease extension or renewal will require the State's approval and likely the County's as well. If such agreements are not extended or renewed beyond their present expiration time, or if the terms of such extension or renewal are substantially less favorable to the Company than the existing terms, then the Company's revenues (approximately 80% of which are derived from Gladstone's) would be materially adversely impacted.

         CITY OF LOS ANGELES - SUNSET PUMP PLANT. The City of Los Angeles has scheduled a public works project to replace an aging sewer system along a stretch of Pacific Coast Highway that includes a portion of Gladstone's parking lot. As part of this project, an underground storage tank will be built adjacent to a section of the parking lot. The construction of the underground tank and related work along Pacific Coast Highway is currently scheduled to be completed between October 1995 and May 1996, although delays may occur. Although this work is expected to be done during Gladstone's slower months, the ultimate impact on revenues due to construction or traffic problems is unknown at this time. The Company is working with both the City and County of Los Angeles to minimize any possible disruptions and determine appropriate remedies if business is negatively impacted.

         LICENSE AGREEMENT - MCA. Sea View and MCA Development Venture Two ("MCA") (a subsidiary of MCA INC.) are parties to a license agreement relating to the use of Gladstone's trade name and trademarks at MCA's CityWalk project in Universal City, California. The license agreement requires that MCA pay a license fee of 0.8% of gross receipts for use of the licensed property. Pursuant to the terms of the license agreement, there is no fixed duration of the agreement; yet, under certain circumstances, MCA may terminate the agreement on six months notice provided that it ceases to use all licensed property immediately after giving such notice. The Company believes that the Gladstone's at CityWalk is very successful and has no reason to believe that the license agreement will be terminated at this time. However, there can be no assurance that the license agreement will remain in effect. See "Business--License Agreement."

         CERTAIN AGREEMENTS. Sand and Sea Partners and Sea Fair Partners, entities currently owning approximately 19.6% of the Common Stock of the Company and affiliated with J. Christopher Lewis, a director of the Company, have entered into an agreement with the Bank to vote their shares in favor of the Bank's two nominees to the Board of Directors. In addition, Jefferson W. Asher, Jr., a director of the Company, is a limited partner of Sand and Sea Partners. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings."

         RELIANCE ON MANAGEMENT. The Company will be dependent on the services of its Chairman of the Board, President and Chief Executive Officer, Alan Redhead, and its Chief Financial Officer, Mark E. Segal. The Company has employment agreements with Messrs. Redhead and Segal, which set forth certain terms of employment for each of these individuals. The Company has no non-disclosure or non-competition agreements with these individuals nor does the Company have key person life insurance coverage on these individuals. If the services of Mr. Redhead or Mr. Segal become unavailable, the business of the Company's restaurants might be impacted negatively. See "Management--Directors and Executive Officers--Other Compensation Agreements."

         RISKS OF RESTAURANT OWNERSHIP. Restaurants historically have represented a high risk investment in a very competitive industry. The rate of failure for restaurants is considered to be at least as high or higher than the rate of failure for small businesses generally. The Company's restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to other locally owned restaurants, many of which have substantially greater financial and marketing resources than the Company. See "Business--Competition." Various factors, some of which are intangible, bear upon the prospective success or failure of a restaurant. These subjective factors include the concept, decor and ambiance of the restaurant, the quality of food and service, the location and accessibility of the restaurant, and the experience and skill of the restaurant management. Each of these factors bears directly upon customer acceptance of the restaurant, and each, with the possible exception of management, represents an inherently uncertain risk which cannot be reliably predicted. Additionally, such unforeseen events as food poisoning or suspension of a liquor license would very likely have an adverse impact on a restaurant's operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

         ECONOMY/NATURAL DISASTERS. Both of the Company's restaurants continue to be adversely affected by a weak local economy that has existed in the Los Angeles area for the past several years. The Los Angeles economy, as measured by a number of economic indicators, including unemployment, continues to lag behind the rest of the country. Additionally, the Los Angeles area was hit by two natural disasters during the Company's fiscal year ended April 30, 1994.
On November 2, 1993 a major brush fire caused extensive damage to Malibu and surrounding areas. Because of its proximity to the fire area, Gladstone's was forced to close to the general public for two and one half days. Sales continued to be adversely impacted for several weeks after the fires due to various road closures which hindered access to the restaurant as well as a general apprehension on the part of the public to venture into or through the impacted area. On January 17, 1994, the Los Angeles metropolitan area was hit by a major earthquake. Although neither of the Company's restaurants suffered structural damage, both operations suffered damage from broken dishes and glassware, broken wine and liquor bottles and loss of certain perishable inventory. The damage caused by the earthquake significantly impacted sales at both restaurants. Although the Company carries earthquake insurance, damages did not exceed the policy deductible. Moreover, Pacific Coast Highway was closed in certain areas for several days in early February 1994 and in January and March 1995 due to mudslides. The closure of Pacific Coast Highway at any time has a significant negative impact on sales at Gladstone's.

         Gladstone's is located on the beach and is dependent, to a certain extent, on favorable weather, tourism and freeway and highway access. Tourism continues to be down in southern California as a result of several factors, including the 1992 Los Angeles riots as well as the 1994 earthquake.

         LIMITED PUBLIC MARKET; DISCLOSURE RELATING TO LOW PRICE STOCKS. There is presently a limited public trading market for the Common Stock. There can be no assurance that a more active market will develop for the Common Stock. Purchasers in this Offering may, therefore, have difficulty selling their shares of Common Stock, should they decide to do so. In addition, if an active market for the Common Stock develops, there can be no assurance that such markets will continue or that shares of Common Stock purchased in this Offering may be sold without incurring a loss. The Company's securities may become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The penny stock rules apply to companies not traded on a national stock exchange or on the Nasdaq (but may be listed on pink sheets or the OTC

Bulletin Board) whose common stock trades at less than $5.00 per share, which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years), and which have average revenues of less than $6,000,000 for the last three years. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

         MARKET OVERHANG. The 3,004,282 shares being registered hereunder constitute 88.3% of the Common Stock. Such shares are proposed to be sold by the Selling Shareholders in block trades, by brokers/dealers as principals, in brokerage transactions in the over-the-counter market or in private sales. The market overhang of the potential sale of these shares could have an adverse effect on the price of the Common Stock until all of the shares being registered hereunder have been sold.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock offered hereunder.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The consolidated financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial and statistical information included elsewhere in this Prospectus.



                                                                                                     Three Months
                                                            Year Ended April 30,                     Ended July 31
                                           -----------------------------------------------------    ----------------
                                             1995      1994        1993       1992        1991       1995      1994
                                           -------    -------    -------    -------      -------    ------    ------
Income Statement Data:
   Sales                                   $14,160    $13,924    $15,144    $17,038      $18,396    $3,743    $3,753
   Income(loss) from continuing
     operations before extraordinary
     item                                   (3,419)    (1,372)      (665)    (1,328)      (1,313)      279      (134)
   Income from discontinued                      -          -         16        157          271         -         -
     operations (b)
   Extraordinary item (a)                    2,540          -          -          -            -         -         -
   Net income(loss)                           (879)    (1,372)      (649)    (1,171)      (1,042)      279      (134)
   Income(loss) per common share from
     continuing operations before
     extraordinary items                   ($12.21)    ($4.93)    ($2.35)    ($4.18)      ($4.13)     $.11     ($.48)
   Income per common share from
     discontinued operations                     -          -       0.00       0.49         0.85         -         -
   Income per common share from
     extraordinary item                       9.07          -          -          -            -         -         -
   Net income(loss) per common share-
     -primary                                (3.14)     (4.93)     (2.35)     (3.69)       (3.28)      .11      (.48)
   Net income(loss) per common share-
     -fully diluted                          (3.14)     (4.93)     (2.35)     (3.69)       (3.28)      .09      (.48)



                                                             April 30,                                    July 31,
                                          ----------------------------------------------------            --------
                                           1995       1994      1993        1992        1991                1995
                                          ------    -------    -------     -------     -------             ------
Balance Sheet Data:

   Total assets                           $6,709    $10,369    $11,649     $12,485     $14,685             $6,761
   Debt in default                             -      8,166      8,166       8,336       9,045                  -
   Convertible subordinated notes            783          -          -           -           -                783
   Long-term debt, net of current
     portion                               2,776          -          -           -           4              2,368

____________

(a) Extraordinary gain recognized in connection with the December 1994 restructuring. See Note B to the consolidated financial statements.
(b)  Discontinued operations of American Microsonics Corp.
     See Note I to the consolidated financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company currently has operations in one business segment, the ownership and operation of restaurants. The restaurant segment includes the operations of Gladstone's in Pacific Palisades, California, and R.J.'s in Beverly Hills, California. In previous years, the Company had manufacturing operations which produced microphonographs and microrecords. In July 1991, the Company decided to discontinue its manufacturing operations (see "Results of Discontinued Operations - Manufacturing").

RESULTS OF OPERATIONS

Three Months Ended July 31, 1995 Compared With Three Months Ended July 31, 1994

Restaurant Revenues

         Total sales for the three months ended July 31, 1995 were $3,743,000 compared with $3,753,000 for the same period last year, a decrease of $10,000 or .3%.

         While the local economy, as measured by a number of economic indicators, including unemployment, has lagged the rest of the country in terms of economic recovery, there are continuing signs that a recovery is underway. Although revenues decreased slightly during the three months ended July 31, 1995, the comparable period last year benefited from increased tourism resulting from Los Angeles' role as host city to the 1994 World Cup soccer matches. Additionally, Gladstone's is located on the beach in Pacific Palisades, California and is dependent, to a certain extent, on favorable weather and tourism. Weather during May and June of the current year did not compare favorably to the comparable period last year. See "Risk Factors--Economy/Natural Disasters."

         As a result of typically more favorable weather and higher tourism during the summer months from May through September the Company's sales and operating profits have historically been higher in the first and second quarters of its fiscal year.

Cost of Goods Sold

         Cost of goods sold includes all food, beverages, liquor, direct labor and other operating expenses, including rent, of the Company's restaurant operations.

         Cost of goods sold for the three months ended July 31, 1995 was $2,904,000, or, as a percentage of sales, 77.6%, compared with $3,056,000, or, as a percentage of sales, 81.4% during the same period last year. This decrease is due to several factors. Approximately 60% of this decrease is due to lower labor costs. This is a result of more efficient use of restaurant staff as well as significantly lower rates on workers compensation insurance. The reduction in workers compensation insurance should result in lower labor costs through March 31, 1996, the end of the current policy year. Additionally, in the comparable period last year the Company incurred expenses related to a July 4th fireworks show and non-recurring expenses due to the implementation of a new menu and service approach for Gladstone's outdoor dining area.

         Cost of goods sold will typically be slightly lower during the first and second quarters due to additional economies of scale that can be achieved with labor and certain other costs when sales levels are higher. For the fiscal year ended April 30, 1995, cost of goods sold was $11,741,000 or, as a percentage of sales, 82.9%.

Selling, General and Administrative Expenses

         For the three months ended July 31, 1995, selling, general and administrative expenses were $228,000 compared with $210,000 for the same period last year, an increase of $18,000 or 8.6%. This increase is primarily due to expenses incurred in connection with the Company's one-for-33.286962 reverse stock split of its Common Stock (the "Reverse Stock Split") which became effective on May 1, 1995.

Legal and Litigation Settlement Expenses

         For the three months ended July 31, 1995, legal and litigation settlement expenses were $54,000 compared with $45,000 for the same period last year, an increase of $9,000 or 20.0%. This increase is primarily due to expenses incurred in defending a lawsuit brought by a former employee of the Company. See "Business--Legal Proceedings."

Interest Expense

         For the three months ended July 31, 1995, interest expense of $16,000 relates to the Company's 9.75% Convertible Subordinated Notes Due October 31, 1995 (the "Notes"). The unredeemed portion of the Notes converted into Common Stock on October 30, 1995. After October 31, 1995 the Company will not have any significant interest expense.

         For the three months ended July 31, 1994, interest expense of $226,000 related to the term loan which was borrowed to fund the acquisition of the Company's restaurant operations. On December 22, 1994 the Company entered into an Amended and Restated Loan Agreement ("Amended Loan"). Interest to maturity on the Amended Loan has been included in the carrying value of such debt, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" and will not be recognized as interest expense in current and future years.

Amortization of Intangible Assets

         For the three months ended July 31, 1995, amortization expense was $165,000 compared with $257,000 for the same period last year, a decrease of $92,000 or 35.8%. This decrease is due to the Company's covenant not to compete becoming fully amortized as of April 30, 1995. Amortization expense now relates completely to the Company's Goodwill and will approximate $714,000 per year.

Fiscal Year Ended April 30, 1995 Compared with Fiscal Year Ended April 30, 1994 and Fiscal Year Ended April 30, 1994 Compared with Fiscal Year Ended April 30, 1993

         Total sales for the year ended April 30, 1995 were $14,160,000 compared with $13,924,000 for the year ended April 30, 1994, an increase of $236,000 or 1.7%. All restaurant operations are currently conducted through the Company's wholly-owned subsidiary, Sea View. Sea View's fiscal year included 52 weeks during the most recent fiscal year compared with 53 weeks in the prior year. On a sales per week basis Sea View's weekly sales were $272,300 for the 52 weeks ended April 27, 1995 compared with $262,700 for the 53 weeks ended April 28, 1994, an increase of 3.7%.

         Total sales during the Company's fourth quarter ended April 30, 1995 were $3,146,000 compared with $3,000,000 for the fourth quarter of the prior year, an increase of 4.9%. This marked the third consecutive quarter of sales increases as compared to the previous year. The Company was adversely impacted by multiple natural disasters during the past two years including the Malibu fires in November 1993, the major earthquake which struck the Los Angeles metropolitan area on January 17, 1994 and the record rainfall which resulted in heavy flooding, mudslides and road closures in January and March 1995. Gladstone's is located on the beach with its primary access provided by the Pacific Coast Highway. This highway, and access to it, has been severely impacted by each of the natural disasters described above. Although Gladstone's has not been physically damaged by these events, the inability to access the restaurant results in significant sales decreases. Because of its location on the beach, Gladstone's is also dependent, to a certain extent, on favorable weather and tourism. Gladstone's has a large outside deck overlooking the Pacific Ocean which is a very popular area but is only open as weather permits. See "Risk Factors-- Economy/Natural Disasters."

         Total sales for the year ended April 30, 1994 were $13,924,000 compared with $15,144,000 for the year ended April 30, 1993, a decrease of $1,220,000 or 8.1%. Sea View's fiscal year included 53 weeks during the year ended April 30, 1994 compared with 52 weeks in the prior year. On a sales per week basis, Sea View's weekly sales were $262,700 for the 53 weeks ended April 28, 1994 compared with $291,200 for the 52 weeks ended April 22, 1993, a decrease of 9.8%.

         The Los Angeles area was hit by two natural disasters during the Company's fiscal year ended April 30, 1994. On November 2, 1993 a major brush fire caused extensive damage to Malibu and surrounding areas. Because of its proximity to the fire area, Gladstone's was forced to close to the general public for two and one half days. Sales continued to be adversely impacted for several weeks after the fires due to various road closures which hindered access to the restaurant as well as a general apprehension on the part of the public to venture into or through the impacted area. The Company filed a claim with its business interruption insurance carrier for losses sustained while the restaurant was closed. The Company received $20,000 in settlement of this claim which is included in other income for the year ended April 30, 1994. On January 17, 1994 the Los Angeles metropolitan area was hit by a major earthquake. Although neither of the Company's restaurants suffered structural damage, both operations suffered damage from broken dishes and glassware, broken wine and liquor bottles and loss of certain perishable inventory. Such direct losses totaled approximately $10,000. In addition, both restaurants were closed on January 17, 1994 and also closed early the next three evenings to comply with the local curfew that was in effect. The damage caused by the earthquake significantly impacted sales at both restaurants. Pacific Coast Highway was closed in certain areas for several days and was only open in one direction for approximately one week thereafter. This road was subsequently reopened, although in early February 1994 it was again closed for several days in certain areas due to mud slides. The closure of Pacific Coast Highway at any time has a significant negative impact on sales at Gladstone's. Revenues at Gladstone's were also impacted by the closure of certain sections of the Santa Monica freeway which collapsed during the earthquake. The Santa Monica freeway is the main route connecting downtown Los Angeles to the beach area where Gladstone's is located. Although detour routes were established, they resulted in significant additional drive time. The freeway ultimately reopened in May 1994. Although the Company carries earthquake insurance, damages did not exceed the policy deductible. See "Risk Factors--Economy/Natural Disasters."

         In May 1993, MCA Development, Inc. ("MCAD") opened a Gladstone's at its CityWalk project in Universal City, California pursuant to a license agreement between the Company and a subsidiary of MCAD. License fees for the fiscal years ended April 30, 1995 and 1994 were $77,000 and $68,000, respectively. See "Business--License Agreement."

         In June 1993 the City of Los Angeles enacted legislation which prohibits smoking in restaurants located in the City. Gladstone's is located within the city limits of Los Angeles. The Company does not believe that the smoking ban has had a material adverse impact on its operations.

Cost of Goods Sold

         Cost of goods sold for the fiscal year ended April 30, 1995 was $11,741,000, or, as a percentage of sales, 82.9%, compared with $11,402,000, or as a percentage of sales, 81.9% for fiscal 1994 and $12,300,000, or as a percentage of sales, 81.2% for fiscal 1993.

         The increase in fiscal 1995 is due to several factors. During the year ended April 30, 1995, liquor sales, as a percentage of total sales, declined by approximately 9% reflecting the general public's continued moderation of alcohol consumption. Liquor sales have a significantly lower cost than food sales, thus a higher ratio of food to liquor sales will result in a higher cost of sales percentage. Secondly, in October 1994, Gladstone's ran a major lobster promotion. Lobster sales, during this promotion, had a significantly higher cost percentage than other menu items. This promotion was well received by the patrons of Gladstone's, and as a result, Gladstone's extended price reductions on certain lobster meals in an effort to capture additional market share of the local lobster business. Thirdly, the cost of certain fresh fish and shellfish were markedly higher during the second and third quarters compared to the same period of the prior year. Lastly, labor costs at Gladstone's were higher during the summer months due to the implementation of a new menu and new service approach for the Gladstone's outdoor dining area. These changes were implemented in an effort to improve service quality to the patrons of this outdoor area.

         Due to legislative reform of California's workers compensation system, the Company was able to renew its workers compensation insurance for the year commencing April 1, 1995 at significantly reduced rates. This should result in lower labor costs, as a percentage of sales, in fiscal 1996. Legislation is pending at both the federal and state level to increase the current minimum wage. An increase in the minimum wage will have an adverse impact on the Company's labor costs.

         The increase in cost of goods sold in fiscal 1994 as compared to fiscal 1993 was primarily due to increased advertising expenditures, increases in certain insurance related expenses and higher utility costs.

Selling, General and Administrative Expenses

         For the year ended April 30, 1995, selling, general and administrative expenses were $946,000 compared with $1,045,000 for the prior year, a decrease of $99,000 or 9.5%. This decrease is primarily due to a reduction in compensation and termination expenses related to the elimination of an executive position.

         For the year ended April 30, 1994, selling, general and administrative expenses were $1,045,000 compared with $965,000 for fiscal 1993, an increase of $80,000 or 8.3%. This increase is primarily due to compensation and severance expenses associated with the Company's vice president - operations, a position that was vacant during a significant portion of fiscal 1993. In May 1993, the Company hired a vice president - operations. In December 1993, this position was eliminated. Pursuant to the terms of an existing employment contract the Company was responsible for nine months of severance pay based on the executive's base salary. The Company accrued $78,000 which represented the maximum amount of severance pay that would be due based on the terms of the contract.

Legal and Litigation Settlement

         For the year ended April 30, 1995 legal and litigation settlement expenses were $221,000 compared with $497,000 for fiscal 1994, a decrease of $276,000 or 55.5%. In November 1993, the Company settled two existing lawsuits to which it was a party. Based on the terms of these settlement agreements the Company recorded litigation settlement expenses of $225,000. See "Note H of Notes to Consolidated Financial Statements." There were no such litigation settlement expenses incurred during the year ended April 30, 1995 nor does the Company anticipate such expenses in fiscal 1996 in connection with current legal proceedings.

         On December 22, 1994 the Company completed a restructuring of Sea View's bank loan and settlement of the contingent note (the "Contingent Note") with The Restaurant Enterprises Group, Inc., now Family Restaurants Inc. ("FRI"). The Company concurrently closed a private placement of securities to finance such restructuring and settlement. See "Liquidity and Capital Resources" for further description of the restructuring and settlement transactions. Legal expenses related to the debt restructuring of $100,000 reduced the extraordinary gain that was recorded upon consummation of the transaction. Legal expenses of $98,000 related to the private placement were offset against the proceeds of such offering.

         For the year ended April 30, 1994, legal and litigation settlement expenses were $497,000 compared with $278,000 for fiscal 1993, an increase of $219,000 or 78.8%. This increase is due to the litigation settlement expenses described above.

Interest Expense

         Interest expense of $657,000 in fiscal 1995, $890,000 in fiscal 1994 and $894,000 in fiscal 1993 relates primarily to the $10,000,000 term loan which was borrowed in April 1990 to fund the acquisition of the Company's restaurant operations. On December 2, 1994, the Company and the Bank executed a term sheet outlining the conditions pursuant to which the Bank would agree to restructure the existing senior secured debt. This restructuring was consummated on December 22, 1994. Interest to maturity on the restructured bank debt has been included in the carrying value of such debt, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" and will not be recognized as interest expense in current and future years. See "Note B of Notes to Consolidated Financial Statements" and "Note D of Notes to Unaudited Consolidated Financial Statements."

Amortization of Intangible Assets

         Amortization expense of $1,104,000 in fiscal 1995, $1,115,000 in fiscal 1994, and $1,115,000 in fiscal 1993 relates primarily to the goodwill and covenant not to compete which were recorded in April 1990 upon the completion of the acquisition of the Company's restaurant operations. The five year covenant not to compete was fully amortized at April 30, 1995.

         The Company considered the transactions described in "Liquidity and Capital Resources" to represent an event which established the existence of impairment indicators. The issuance of equity securities to the Bank and the private financing reflects potentially 78% of the Company's fully diluted voting equity. These transactions served as the basis for determining fair value in order to measure the extent of impairment. This valuation was further adjusted to reflect the uncertainty concerning continuation of business at the Company's principal restaurant location beyond the current term of the concession agreement. Accordingly, goodwill has been written down by $2,500,000 and concurrently, the amortization period has been reduced from fifteen years to ten years. The combination of the write-down and reduction in amortization period will result in future annual amortization expense of approximately $714,000. See "Note A of Notes to Consolidated Financial Statements."

Income Tax Expense

         For the years ended April 30, 1995 and 1994, the Company recorded income tax expense of $4,000 which represents minimum state taxes.

         For the year ended April 30, 1993, the Company recorded an income tax benefit from continuing operations of $4,000 which consisted of a benefit of $11,000 from the utilization of the operating loss of Sea View to offset the income generated by the Company's discontinued operations less $7,000 in minimum state taxes. See "Note E of Notes to Consolidated Financial Statements."

Results of Discontinued Operations - Manufacturing

         In July 1991, the Company decided to discontinue the manufacturing of microphonographs and microrecords through its wholly-owned subsidiary, American Microsonics Corp. ("Microsonics"). On October 31, 1991 Microsonics entered into a definitive agreement to sell substantially all of its assets, consisting primarily of machinery and equipment, patents and inventories for $100,000 in cash and stock and rights which the buyer agreed to repurchase for $55,000 in cash. The buyer subsequently defaulted on its obligation to repurchase the securities and in May 1992 the Company and Microsonics filed a complaint in the Superior Court of the State of California against the buyer for breach of contract. In January 1993 the Company reached a settlement agreement whereby the buyer paid $30,000 in cash and assumed certain liabilities totaling $2,000. Based on this settlement less expenses of $5,000, the Company recorded a gain on disposition of $16,000 net of taxes of $11,000 for the year ended April 30, 1993. See "Note I of Notes to Consolidated Financial Statements."

LIQUIDITY AND CAPITAL RESOURCES

         On December 22, 1994 the Company completed a restructuring of Sea View's existing bank debt and settlement of the Contingent Note. The Company concurrently closed a private placement of securities to finance such restructuring and settlement. For background on the bank debt and Contingent Note see "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings."

         At the date of the debt restructuring, the Company owed the Bank $8,166,000 in principal and $1,514,000 in accrued and unpaid interest. The Amended Loan provided for payment by Sea View of an aggregate of $4,700,000 of which $1,300,000 was paid prior to or concurrent with closing. The balance of $3,400,000 was represented by two notes: a senior secured note in the amount of $3,000,000, bearing interest at 12% per annum, and payable at varying monthly amounts through October 31,1997, and a junior secured note in the amount of $400,000 accruing interest at 12% per annum with both interest and principal payable in a single lump sum on October 31, 1997. Such notes are guaranteed by the Company. As additional consideration for the debt restructuring, the Company issued to the Bank, 1,223,556 shares of a new issue of Series A Preferred Stock that converted into 1,200,000 shares of Common Stock on May 1, 1995 upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Company effecting the Reverse Stock Split (constituting 30% of the combined voting power of all outstanding shares on a fully diluted basis). The Bank is also entitled to two representatives on the Board of Directors of the Company until the restructured debt has been repaid or the Bank has sold at least 25% of its stock holdings. Also, the Bank will be entitled to participate in certain future equity offerings by the Company in order to maintain its percentage equity ownership and will be entitled to a prepayment on its restructured loan equal to 35% of the net proceeds of any such future equity offering by the Company.

         Sea View and the Bank entered into a First Amendment to Amended and Restated Loan Agreement, dated as of August 1, 1995, which amended the covenant of Sea View regarding the calculation of "Minimum Free Cash Flow" (i) during the quarter ended April 30, 1995 to reduce the amount of unreimbursed legal and accounting expenses ("Expenses") included in net income not to exceed $45,000 incurred or accrued in connection with the Company's April 28, 1995 Annual Meeting of Shareholders and the Reverse Stock Split; (ii) for subsequent quarters to reduce Expenses not to exceed $50,000 incurred or accrued in the aggregate for all fiscal quarters in connection with the subscription rights offering described below and this Offering; and (iii) to increase "Minimum Free Cash Flow" for the period ended October 31, 1997 from $638,414 to $688,414.

         The private placement financing which raised the funds necessary to effect the debt restructuring and Contingent Note settlement, involved a total investment of $1,600,000, excluding expenses, consisting of $817,290 of Series A Preferred Stock and $782,710 of Notes. In October 1995, the Company effected a rights offering in which shareholders who did not participate in the December 1994 private placement or otherwise were excluded by contract were offered rights to subscribe for 4.7215 shares of Common Stock for each share owned as of September 11, 1995 (the "Subscription Rights Offering") at a price of $.83 per share. 244,020 shares of Common Stock were purchased in the Subscription Rights Offering. The proceeds of the Subscription Rights Offering of $202,536.60 were used to redeem a portion of the Notes on a pro rata basis.
The unredeemed portion of the Notes converted into 696,207 shares of Common Stock on October 30, 1995.

         Sea View also reached a settlement with FRI regarding the Contingent Note held by FRI. Sea View had been obligated for additional purchase consideration, arising out of its acquisition of two restaurants from FRI, of up to $5,000,000, payable with interest accruing at the rate of 12.5% per annum from April 1990, if and when the concession agreement between the County of Los Angeles and Sea View for Gladstone's is extended or renewed beyond its existing expiration date of October 31, 1997. The Bank had conditioned a restructure of its senior secured debt on, among other things, satisfactory settlement of the Contingent Note. Accordingly, as part of the bank debt restructuring, the Company paid $500,000 to FRI in full satisfaction of the Contingent Note. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings."

         The Company currently has no outside sources of short-term or long-term financing. Although the Company remains highly leveraged after the completion of the debt restructuring, due primarily to the repayment terms of the remaining loan principal, the Company believes that its existing cash and cash flow from operations over the next year will allow it to meet its debt obligations under the Amended Loan and its normal operating expenses.

         Capital expenditures for the year ended April 30, 1995 totaled approximately $280,000 and capital expenditures for the three months ended July 31, 1995 totalled approximately $73,000. The Company estimates that capital requirements for fiscal 1996 will total approximately $175,000.

                                    BUSINESS

GENERAL

         The Company, formerly l.H.V. Corp., was organized under the laws of the State of California in April 1971. The Company is currently engaged in one line of business, the ownership and operation of restaurants. For many years the Company, through its Microsonics division, was engaged in the manufacture and sale of microphonographs and microrecords. In July 1991, the Company decided to discontinue operations in this business segment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Discontinued Operations--Manufacturing" and "Note I of Notes to Consolidated Financial Statements." In August 1989, the Company formed a wholly-owned subsidiary, Sea View. In April 1990, Sea View consummated the acquisition of two restaurants, Gladstone's in Pacific Palisades, California and RJ's in Beverly Hills, California.

RESTAURANT OPERATIONS

         The Company owns and operates the following restaurants through Sea
View:

         GLADSTONE'S. Gladstone's is one of Southern California's best known fresh seafood restaurants. In 1972, the original Gladstone's was opened as a small, 80-seat establishment in Santa Monica Canyon near the Pacific ocean in Santa Monica, California. In 1981, Gladstone's was moved to its present location on the beach at the intersection of Sunset Boulevard and Pacific Coast Highway in Pacific Palisades, California. Based on restaurant industry surveys, Gladstone's is one of the top grossing restaurants in America, with annual sales in excess of $11,800,000. With its seaside open deck, covered patio, bar, main dining room and two private dining areas the overall concept of Gladstone's is that of a warm, casual and friendly restaurant. The average meal price at Gladstone's is approximately $21.50.

         RJ'S. RJ's is located at 252 N. Beverly Drive, Beverly Hills, California. RJ's was opened in 1979 and emphasizes its "Green Grocery" salad bar containing over 80 items, barbecued ribs and chicken, stained glass windows, library bar and antique ceiling fans to create an attractive, casual dining atmosphere. RJ's had sales of approximately $2,200,000 for the most recent fiscal year. In an effort to generate increased customer counts, the Company made several changes to RJ's menu in the fall of 1993. These changes included lowering certain prices, including the Green Grocery salad bar with regular dinner entrees and utilizing one menu throughout the day instead of separate lunch and dinner menus. Such changes have resulted in improved customer count of approximately 7% in the most recent fiscal year, but this has not increased sales volumes due to a decrease in the average check amount. The average meal price at RJ's is approximately $16.00.

         ACQUISITIONS OF GLADSTONE'S AND RJ'S. In April 1990, Sea View consummated the acquisition (the "Acquisition") of Gladstone's and RJ's from FRI for an aggregate purchase price of approximately $13,500,000. Expenses incurred to consummate this transaction approximated $1,100,000. Additionally, Sea View was liable for a contingent purchase price of up to an additional $5,000,000, payable with interest accruing at the rate of 12.5% per annum from April 1990, if and when the concession agreement between the County of Los Angeles and Sea View for Gladstone's was extended or renewed by the County of Los Angeles beyond an expiration date of October 31, 1997. If the terms and conditions of such extension or renewal were unsatisfactory to Sea View, Sea View would not be obligated to enter into such extension or renewal and would not be obligated to pay the additional contingent purchase price. In connection with the Acquisition, Sea View also entered into a purchase agreement under which it could, for $1,000,000, subject to certain conditions, acquire the concession and development rights to construct a restaurant on the site of the former Jetty restaurant on the Pacific Coast Highway in Pacific Palisades, California. In June 1992, Sea View reached agreement with FRI whereby Sea View terminated any rights it may have had pursuant to this agreement. Upon consummation of the acquisition of Gladstone's and RJ's, FRI agreed to a covenant not to compete with the two restaurants in their respective territories for a period of five (5) years, excluding the Jetty site. This covenant not to compete expired in April 1995.

         In order to consummate the Acquisition, the Company raised $3,000,000 through a private placement of 5,000,000 shares of its Common Stock and Sea View borrowed $10,000,000 from the Bank pursuant to a self-amortizing loan, payable monthly, which was to mature in March 1997. In addition, Sea View obtained a revolving credit working capital facility from the Bank for additional borrowings of up to $500,000. Sea View borrowed

$250,000 under this revolving line of credit and also borrowed $200,000 from FRI in order to complete the Acquisition. The borrowings under the bank line of credit and from FRI were subsequently repaid. As collateral for the loan, the Bank was granted a first priority security interest in all the assets of Sea View, including the Gladstone's concession agreements and the RJ's leasehold interest and in the trademarks and trade names of the two restaurants. In addition, the Company has guaranteed full repayment of the Loan and has also pledged all of the stock of Sea View to the Bank. The Loan Agreement requires compliance with financial covenants, including compensation, capital expenditures, net worth, and several financial ratios. As a result of certain covenant defaults, in August 1991 the Bank terminated the $500,000 revolving working capital facility.

         In June 1992, Sea View negotiated a preliminary restructure agreement with the Bank. This agreement required that Sea View meet several conditions by September 30, 1992 or the agreement, by its terms, would expire. Sea View was unable to meet such conditions and on September 30, 1992 the proposed restructure agreement expired. Sea View did not make any scheduled principal or interest payments from September 1992 until the December 1994 restructuring, except for payments of $375,000 made during the fiscal year ended April 30, 1994.

         On December 22, 1994, the Company completed a restructuring of Sea View's bank loan and settlement of the Contingent Note and concurrently completed a private placement of securities to finance such restructuring and settlement. In October 1995, the Company completed the Subscription Rights Offering, the proceeds of which were used to redeem a portion of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MANAGEMENT CONTRACTS

         The Company does not currently manage and does not presently have any plans to manage any restaurants not owned by the Company. In previous years, the Company managed and attempted to secure management agreements with several restaurants. The Company would consider entering into management agreements in the future based upon satisfactory terms.

LICENSE AGREEMENT

         GLADSTONE'S/UNIVERSAL CITY. In March 1991, California Beach Palm, Inc. ("CBP"), a wholly-owned subsidiary of the Company, entered into a management agreement with MCA Development, Inc. ("MCAD"), a subsidiary of MCA INC., for the development and management of an approximately 14,000 square foot Gladstone's restaurant in MCAD's CityWalk project in Universal City, California. The Company also guaranteed CBP's performance under the management agreement. This management agreement was subsequently assigned from CBP to CB Universal Corporation ("CBU"), which at that time was a wholly-owned subsidiary of the Company. In March 1992 CBU and MCA Development Venture Two ("MCADVT"), an affiliate of MCAD, entered into a restated management agreement which modified certain provisions, including base and incentive management fees as well as funding obligations of MCADVT. In April 1992, as part of a settlement agreement with Morris, the Company transferred to Morris all of the outstanding capital stock of CBU, thereby relinquishing its interest in and obligations under the restated management agreement. Also, as part of the settlement agreement with Morris, the Company entered into a license agreement with MCADVT which permits MCADVT to use the Gladstone's name and trademarks at the CityWalk restaurant in exchange for a royalty fee of .8% of the restaurant's gross receipts during such use. Pursuant to the terms of the license agreement, there is no fixed duration of the agreement; yet, under certain circumstances, MCA may terminate the agreement on six months notice provided that it ceases to use all licensed property immediately after giving such notice. MCADVT also released the Company from its guarantee of CBU's performance under the restated management agreement. The Gladstone's restaurant at CityWalk opened in May 1993. Fees received pursuant to this agreement during fiscal 1994 were approximately $68,000 and during fiscal 1995 were approximately $77,000.

TRADEMARKS

         The Company has registered the Gladstone's name and logo as trademarks and service marks with the United States Patent and Trademark Office and the State of California. The Company has also registered the name "R.J.'s, The Rib Joint" as a trademark and service mark with the State of California. None of the Company's registered marks has an expiration date within the next nine years. The Company regards such marks as important to its business.

COMPETITION

         The Company's restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Restaurants historically have represented a high risk investment in a very competitive industry. The Company competes in the fine-dining segment of the restaurant industry, which is competitive with respect to service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and which is affected by changes in consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. While the Company believes that there is no competitor or small number of competitors dominant in the markets in which the Company's restaurants operate, there is no assurance that the Company's restaurants will be able to compete successfully with other restaurants in their respective areas.

         Management believes that the Company's restaurants are comparable in quality, and in many cases superior to competing restaurants. The Company believes that among its competitive strengths are the locations of its restaurants and the quality of its food products.

         While the Company believes that the beach-front location of Gladstone's affords a competitive advantage, such location is also susceptible to natural disasters which can hinder access to Gladstone's, and tourism and weather, independently or collectively, can impact Gladstone's competitiveness. Moreover, the fine-dining segment of the restaurant industry is susceptible to any downturn in the economy. See "Risk Factors--Economy/Natural Disasters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." In addition, many of the Company's competitors have significantly greater financial resources than the Company.

EMPLOYEES

         The Company has approximately 320 employees in restaurant operations. None of the employees are represented by a union. The Company believes that its relationship with its employees is satisfactory.

SEASONALITY

         The Company's restaurant business is seasonal due to Gladstone's location on the beach in Pacific Palisades, California. As a result, sales and operating profits are higher during the summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."

PROPERTIES

         GLADSTONE'S LEASES. The original concession/lease agreements with the County of Los Angeles ("County") for the operation of Gladstone's and the adjacent parking lot expire on October 31, 1997 as a result of the exercise of a five-year option in March 1992. Under the terms of the concession agreement, exercise of the option required the establishment by mutual agreement of new percentage and minimum rents for the option period. In September 1992, following completion of an independent appraisal conducted on behalf of the County, Sea View reached agreement with the County on the percentage and minimum rents for the option period. The agreement calls for an increase in the annual minimum base rent from approximately $26,000 to $480,000.
Percentage rental rates of 8% of the adjusted net sales of food and 10% of the adjusted net sales of alcoholic beverages remain unchanged. Based on Gladstone's historical sales volumes, percentage rentals paid have significantly exceeded the new minimum base rent. Therefore, the Company does not believe that the higher base rent will result in an increase to total rent expense. Rent paid under the restaurant lease for the 1995 fiscal year was approximately $995,000, representing approximately 8.4% of the restaurant's sales. The current monthly rental payment for the adjacent parking lot is $2,948, subject to annual cost-of-living adjustments of up to 5.5%. Rent paid during fiscal 1995 for the parking lot was $35,400.

         RJ'S LEASE. Concurrent with the December 1994 debt restructuring, the Company negotiated an amended and restated lease for RJ's. The amended lease expires in December 2004 subject to a possible extension period of five years. The amended lease further provides for monthly rental payments of $12,500 through December 1997. In January 1998, 2001 and 2004, the monthly lease payments are subject to adjustment based on Consumer Price Index changes. Rent paid in fiscal 1995 was $150,000.

         EXECUTIVE OFFICE. The Company occupies approximately 2,000 square feet of office space in Pacific Palisades, pursuant to a lease which expires in September 1997 and provides for monthly rental payments of $2,871.

LEGAL PROCEEDINGS

         In February 1995 the Company received notification from the office of City Attorney for Los Angeles that enforcement action may be taken against the Company for alleged misleading advertising related to the Company's "Lobsterfest" promotion in October 1994. In August 1995, the Company entered into a stipulated judgment with the City Attorney's office whereby the Company did not admit any wrongdoing but agreed to pay $30,000 and to run a lobster promotion for four weeks prior to the end of 1995, subject to certain conditions. The Company believes it has complied with the terms of the settlement.

         In September 1994, the Company received notice of a complaint filed in Los Angeles County Superior Court by a former employee seeking unspecified damages for various causes of action, including wrongful termination. The Company has filed an answer to the complaint denying any liability. The Company believes that this claim is without merit and intends to defend this action vigorously. This matter is currently scheduled for trial in April 1996.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

Name                          Age        Title
----                          ---        -----
Alan Redhead                   53        Chairman of the Board, President, Chief Executive Officer
J. Christopher Lewis           39        Director
Jefferson W. Asher, Jr.        70        Director
Scott C. Dew                   37        Director
George Nicolais                51        Director
Samuel M. Victor               39        Director
Barry A. Chase                 39        Director
Richard S. Stevens             65        Director
Mark E. Segal                  37        Vice President - Finance,
                                         Chief Financial Officer and Secretary

         The Company's bylaws provide for a range of five to nine directors and allow the Board of Directors to set the exact number of authorized directors within that range. The current number of authorized directors established by the Board of Directors is eight, and there are no vacancies on the Board. Directors are elected at each Annual Meeting of Shareholders to serve thereafter until their successors have been duly elected and qualified or until their earlier resignation or removal. Executive officers serve at the discretion of the Board of Directors.

         Alan Redhead joined the Company in June 1992 as its Chief Executive Officer ("CEO") and as a member of its Board of Directors and executive committee. Mr. Redhead resigned as a member of the Board of Directors and the executive committee in November 1992. Mr. Redhead subsequently rejoined the Board of Directors in September 1993. He became Chairman of the Board in March 1995. Since 1986, Mr. Redhead has been president of Ellergreen, Inc. Ellergreen is the general partner of Ricardo O'Brien's, a California limited partnership which has owned and operated several restaurants. Since 1982 Mr. Redhead has also been involved with the CLARE Foundation, a non-profit organization based in Santa Monica, California, as a director and, during portions of 1991 and 1992, as its Chief Executive Officer. From 1974 to 1986 Mr. Redhead was with Hungry Tiger, Inc., including 7 years as its CEO. Hungry Tiger Inc. owned and operated Hungry Tiger Restaurants, Breakers Seafood Restaurants, Castagnola's Lobster House and the restaurant and catering operations at the Los Angeles Music Center.

         J. Christopher Lewis, a director of the Company since June 29, 1990 and a member of its Audit and Stock Plan Committees, has been associated with Riordan, Lewis and Haden, a venture capital firm, for the past eleven years. He is currently a director of Tetra Tech, Inc. and several privately-held companies.

         Jefferson W. Asher, Jr. joined the Company as a member of the Board of Directors on November 23, 1992 and is a member of its Audit Committee. Mr. Asher has spent the past twenty years as an independent management consultant and currently serves as an advisor to several private companies. Mr. Asher is also a member of the Board of Directors of Baldor Electric Company, a New York Stock Exchange manufacturer of industrial electric motors and drives.

         Scott C. Dew joined the Company as a member of the Board of Directors on March 13, 1995 and is a member of its Stock Plan and Compensation Committees. Since June 1995, Mr. Dew has been General Counsel for Rubin-Pachulski Properties, Inc., a real estate investment firm. Mr. Dew was previously an attorney with the law firm of Levene & Eisenberg, P.C. since 1985.

         George Nicolais joined the Company as a member of the Board of Directors on April 28, 1995 and is a member of the Audit Committee. Mr. Nicolais was nominated for election to the Board at the request of the Bank pursuant to the exercise of its contractual rights with the Company. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings." Mr. Nicolais has been President of George Nicolais & Associates, Inc., a firm providing financial advisory and management consulting services, since 1976.

         Samuel M. Victor joined the Company as a member of the Board of Directors on April 28, 1995 and is a member of its Stock Plan and Compensation Committees. Mr. Victor was nominated for election to the Board at the request of the Bank, pursuant to the exercise of its contractual rights with the Company. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings." Mr. Victor has been Managing Director of Chanin and Company, an investment banking firm, since March 1990. Mr. Victor is also a member of the board of directors of Spectravision Inc. and Bucyrus-Erie Company. In June 1995 Spectravision filed a bankruptcy petition under Chapter 11 of the federal bankruptcy laws.

         Barry A. Chase joined the Company as a member of the Board of Directors on April 28, 1995, and is a member of the Audit Committee. Mr.
Chase was nominated for election to the Board at the request of John C. Cushman, III, pursuant to the exercise of Mr. Cushman's contractual rights with the Company. See "Management--Certain Relationships and Related Transactions --December 1994 Private Placement and Debt Restructurings." Mr. Chase was a consultant to Cushman Equities Corporation from 1990 to 1991 and has been President of such corporation since 1991. Since 1993, he has also been President of Cushman Investment and Development Corporation, a real estate developer.

         Richard S. Stevens was formerly President and Chief Operating Officer of the Company from June 1989 through February 1991, at which time he resigned from the Company to pursue other business interests. Mr. Stevens was also a director of the Company from June 1989 to April 1992. Mr. Stevens rejoined the Board on April 28, 1995. Mr. Stevens has been involved in the field of recreational development and resort operations for the past twenty-five years and is currently President and owner of Recreational Advisors International, Inc., a management consulting firm.

         Mark E. Segal joined the Company in July 1991 as Vice President-Finance and Chief Financial Officer. From October 1987 through June 1991, Mr. Segal was Vice President-Finance of Martin Lawrence Limited Editions, Inc., a New York Stock Exchange retailer and wholesaler of fine art. From January 1984 through September 1987 Mr. Segal was Controller and Assistant Treasurer for Orange Julius International, Inc. He is a Certified Public Accountant and spent four years with the international accounting firm of KPMG-Peat Marwick.

         None of the officers and directors of the Company is related to any other officer or director of the Company. Effective May 1, 1994 the Company reduced the Board of Directors fees to $500 per month for each outside Board member. During fiscal 1995 the Company accrued $12,000 of such Board fees. Effective May 1, 1995, the Company established the Board of Directors fees at $500 per meeting attended for each outside Board member.

         On October 7, 1992 the Company, faced with the loss of its directors and officers liability insurance, entered into indemnification agreements with Messrs. Redhead, Lewis and Segal. On November 23, 1992, the Company entered into an indemnification agreement with Mr. Asher. The Company believed that the indemnification agreements were required to induce the various officers and directors to continue to serve in their existing capacities. Generally, the agreements provide for indemnification by the Company to each of the individuals against expenses, judgments, fines and penalties incurred in connection with any proceeding to the full extent permitted by the law of the State of California and the advancement of expenses prior to any final disposition of a proceeding. Each indemnitee has agreed to repay any amount advanced if it is determined that the indemnitee was not entitled to be indemnified pursuant to the agreement. All directors and officers of the Company are entitled to the protection of directors' and officers' insurance policies that are maintained by the Company.

         At the Annual Meeting of Shareholders held on April 28, 1995, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to eliminate, to the fullest extent permitted by California law, the monetary liability of directors of the Company in performing their duties.

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth certain summary compensation information concerning the Company's executive officers for the three most recent fiscal years:

                           SUMMARY COMPENSATION TABLE


                                                                                  Long Term
                                                                                 Compensation
                                            Annual Compensation (1)                 Awards
                                     ------------------------------------       --------------
                                                                                  Securities
         Name and                    Fiscal                                       Underlying
         Principal Position           Year         Salary($)     Bonus($)       Options/SARs(#)
         ------------------          ------        ---------     --------       ---------------
         Alan Redhead,               1995           $207,00         -               335,000
         President and Chief         1994            204,00         -                   -
         Executive Officer           1993            153,00         -                30,041(A)

         Mark E. Segal, Vice         1995            111,00         -               110,000
         President--Finance          1994            108,00         -                   -
                                     1993            104,00         -                 9,012(A)


___________________

(A) Such options were canceled in connection with options issued in fiscal year 1995.

Option Grants in Last Fiscal Year

         The following table sets forth certain information concerning individual grants of stock options during the fiscal year ended April 30, 1995 to each of the named executive officers. No SARs were granted in the fiscal year ended April 30, 1995:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Number of            % of Total
                              Securities           Options/SARs
                              Underlying            Granted to
                             Options/SARs          Employees in       Exercise or Base
Name                         Granted(#)(1)         Fiscal Year        Price ($/Share)       Expiration Date
----                         -------------       ---------------      ---------------       ---------------
Alan Redhead                    335,000               56.8%                 $.83            March 13, 2005
Mark E. Segal                   110,000               18.6%                 $.83            March 13, 2005

(1) The options granted to Messrs. Redhead and Segal, and other participants with two or more years of service with the Company, vested 50% on grant, and the balance vests quarterly over a three-year period. Options are granted at prices not less than the market value of the Company's common stock on the date of grant. Options granted to participants with less than two years but more than one year of service vested 25% on grant, and the balance vests quarterly over a three-year period. Options granted to participants with less than one year of service vest quarterly over a three-year period. In addition, (1) 50% of the then unvested options will vest on the date of renewal of the Concession Agreement between the County of Los Angeles and Sea View Restaurants, Inc.; and (ii) the options will vest in full upon a change of control of the Company.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

         No options were exercised in the fiscal year ended April 30, 1995.
The following table sets forth certain information concerning executive officers and the aggregated fiscal year-end value of the unexercised options of each of the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                     Number of Securities
                    Shares                          Underlying Unexercised               Value of Unexercised
                  Acquired on       Value           Options/SARs at Fiscal             In the Money Options/SARs
                  Exercise(#)    Realized($)             Year-End (#)                  at Fiscal Year-End ($)(1)
                  -----------    -----------      --------------------------           -------------------------
Name                                              Exercisable     Unexercisable      Exercisable       Unexercisable
----                                              -----------     -------------      -----------       -------------
Alan Redhead           -             $-             167,500          167,500            $ -                $  -
Mark E. Segal          -             $-              55,000           55,000            $ -                $  -

(1) Market value of underlying securities at year-end, minus the exercise or base price of "in the-money" options.


Compensation Pursuant to Plans

         During fiscal 1984, the Company adopted a non-statutory stock option plan ("NSOP") pursuant to which options to purchase approximately 27,000 shares of Common Stock could be granted to employees or non-employees of the Company. Under the NSOP, options could be granted to any person when the Board of Directors, in its sole discretion, determined that the grant of options to such person would be in the best interests of the Company. The option price would be established by the Board of Directors at the time the option was granted but could not be less than 85% of the market price of Common Stock at the time of grant of the option. Options would expire not later than ten years after the date of grant. As of April 30, 1995, options to purchase 450 shares of Common Stock, at $33.29 per share were outstanding under the NSOP. The options expire in 1997. In March 1995, the Board of Directors terminated the NSOP except as to the outstanding options.

         In July 1992, the Company's Board of Directors approved the 1992 incentive stock option plan and the 1992 non-statutory stock option plan, subject to shareholder approval of the plans. These plans provided for the granting of options to purchase up to approximately 60,000 shares of Common Stock at a price not less than 100 percent of the market price at the date of grant. Options granted pursuant to these plans were subject to vesting provisions of up to five years. In March 1995, the Board of Directors terminated such plan, the outstanding options thereunder were canceled with the option holders consent, and the Board adopted the Omnibus Stock Plan.

The Omnibus Stock Plan

         The Omnibus Stock Plan (the "Plan") was adopted by the Board of Directors in March 1995 and was approved by the Company's shareholders on April 28, 1995. The Plan provides for the issuance of a maximum of 1,000,000 shares of Common Stock. The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock and other awards (collectively "awards").

         The shares awarded will be authorized but unissued shares. If an award granted under the Plan expires, terminates or lapses for any reason, without the issuance of shares of Common Stock thereunder, or if the Company receives any shares of Common Stock as the exercise price of any award, such shares will again be available under the Plan.

         Under the Plan, options or awards granted and outstanding as of the date the Plan terminates will not be affected or impaired by such termination. In the event of a merger, consolidation, reorganization, recapitalization, spin-off, stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of Common Stock, or extraordinary cash dividend or any other similar event, the Board of Directors or the Committee (as defined on the following page) may, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable. The Committee may provide in the agreement evidencing any award for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder in the event of a change in control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of, or spinoff or similar transaction by, the Company.

         The options granted to date by the Committee provide that such options shall become fully exercisable upon a "change of control" of the Company. A "change of control" is deemed to have occurred (i) if individuals who, as of the date of such award, constitute the Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that a person becoming a director subsequent to the date of the award whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be considered a member of the Incumbent Board; or (ii) upon approval by the shareholders of the Company of
(a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then outstanding voting securities, (b) a liquidation or dissolution of the Company or (c) the sale of all or substantially all of the Company's assets; or (iii) upon the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either the then outstanding shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 60% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

         The purpose of the Plan, which, in addition to non-qualified stock options and stock appreciation rights, provides for the granting of incentive stock options which qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and restricted stock and various types of awards described under "Other Awards Under the Plan," is to promote the long term financial interests and growth of the Company by (i) attracting and retaining executive personnel, (ii) motivating executive personnel by means of growth-related incentives; (iii) providing incentive compensation opportunities that are competitive with those of other comparable corporations, and (iv) furthering the identity of interests of participants with those of the shareholders of the Company.

         The Plan is not subject to the Employee Retirement Income Security Act of 1974. The Plan is not qualified under Section 401(a) of the Code.

         Participants in the Plan are selected by the Stock Plan Committee of the Board of Directors (the "Committee") which administers the Plan. The Plan contemplates that awards will be granted to key employees, to directors and to consultants, and that participants will be such employees or directors of or consultants to the Company and its affiliates, including officers of the Company, as from time to time are designated as such by the Committee. The Plan requires that the Committee consist of at least two directors of the Company who are "disinterested persons" as such term is used in Rule 16b-3 under the Exchange Act. Members of the Committee are selected by and serve at the pleasure of the Board of Directors. Each member of the Committee is a director of the Company. Under the Plan and subject to the limitations thereunder, the Committee is authorized: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine,
(iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted thereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan.

         The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment will be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and provided further, that the Plan will terminate no later than March 9, 2005. No such amendment, suspension or termination will impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

         On August 1, 1995, the Company and the Bank entered into an amendment to stock purchase agreement under which the Company agreed to issue the Bank securities equivalent in form if more than 600,000 shares of Common Stock in the aggregate are issued by the Company under the Plan or other similar plan, or otherwise, to directors, officers, employees, consultants, or other persons providing services to the Company for so long as the Bank or its permitted successor holds not less than 75% of the shares of Common Stock currently held by the Bank. Until August 1, 1996, the Bank will pay only nominal consideration for any stock issued pursuant to the amendment, and thereafter will, with certain exceptions, pay the same consideration as provided in any such issuances of shares in excess of the 600,000 share amount. See "Management-- Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings."

Other Compensation Agreements

         Effective May 21, 1993 the Company entered into employment agreements with Messrs. Redhead and Segal. These employment agreements set forth certain of the terms of employment for each of these individuals, including the right to receive nine months salary as severance pay upon (i) termination of employment without cause (as defined below) or (ii) resignation for good reason (as defined below).

         For purposes of each of these individuals' employment agreements, "cause" is defined to mean (i) the willful engaging by the employee in misconduct which is or could reasonably be expected to become materially injurious to the Company, monetarily or otherwise; (ii) conviction of a felony or any crime involving moral turpitude; or (iii) participation in any fraud against or theft from the Company. "Good reason" is defined to mean (i) the failure of the Company to vest the employee with the powers and authority of his office or any removal of the employee from or failure to reelect the employee to his office; (ii) a reduction by the Company in the employee's base salary; or (iii) the requirement by the Company that the employee be based anywhere other than within 25 miles of the employee's present office location.

         The term of Mr. Redhead's agreement is four years, expiring May 21, 1997, and provides for a base salary of $200,000, subject to annual cost of living adjustments. His current salary is $207,000. Mr. Segal's agreement is for three years, expiring May 21, 1996, and provides for a base salary of $103,000, subject to annual cost of living adjustments. His current salary is $106,000.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

December 1994 Private Placement and Debt Restructurings

         On December 22, 1994, the Company completed a $1,600,000 private placement of the Series A Preferred Stock and Notes to certain existing shareholders, members of management and new investors. The purpose of the private placement was to implement certain debt restructurings of the Company as follows: Sea View was the borrower and the Company was the guarantor under a loan agreement ("Loan Agreement") with the Bank which, prior to the private placement, had an outstanding principal balance plus accrued interest of approximately $9,680,000 ("Loan"), which was in default. The Loan was secured by substantially all of the assets of Sea View. On August 24, 1994, the Bank recorded a notice of foreclosure with respect to all of the real property and personal property collateral for the Loan. In light of these severe financial circumstances, the Company's Board of Directors concluded that a consensual debt restructuring offered the best opportunity to enable the Company to continue its business, preserve value for the Company's shareholders and maintain creditor relationships. Accordingly, the Company entered into a term sheet with the Bank on December 2, 1994, pursuant to which the Bank agreed not to publish a foreclosure sale notice, or foreclose on the collateral if certain payments (as described below) were made by the Company to the Bank by December 22, 1994. If the Company had not reached an agreement to restructure the Loan, the Bank would have proceeded with such foreclosure actions in December 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Additionally, Sea View was the issuer of a certain Contingent Promissory Note ("Contingent Note") payable to jojo's Restaurant, Inc., a wholly-owned subsidiary of Family Restaurants, Inc. (collectively "FRI"). The Contingent Note became payable upon the renewal of the Concession Agreement between Sea View and the County of Los Angeles with respect to Gladstone's. The Contingent Note was in the principal amount of $5,000,000 with contingent accrued interest of 12.5% from April 2, 1990 of approximately $4,000,000. The Company and Sea View were in default under the Loan, and in the event of the renewal of the Concession Agreement, would be unable to pay the Contingent Note. The Bank required as a condition to the debt restructuring that the Contingent Note be settled. Accordingly, as part of the debt restructuring, the Company paid FRI $500,000 on December 22, 1994 in full satisfaction of the Contingent Note.

         The Bank agreed to compromise the Loan by amending the Loan Agreement to provide for the payment by Sea View of an aggregate of $4,700,000, payable $300,000 on December 2, 1994; $1,000,000 not later than December 22, 1994; and the balance of $3,400,000 in two notes: a senior secured note in the principal amount of $3,000,000, bearing interest at the rate of 12% per annum and payable at varying monthly amounts through October 31, 1997, and a junior secured note in the principal amount of $400,000, accruing interest at 12% per annum with both interest and principal payable in a single lump sum on October 31, 1997. Such notes are guaranteed by the Company. As additional consideration for the restructuring of the Loan, and pursuant to the terms of a Stock Purchase Agreement dated as of December 22, 1994 between the Company and the Bank (the "Stock Purchase

Agreement"), the Company issued to the Bank on December 22, 1994, 1,223,556 shares of Series A Preferred Stock that converted into 1,200,000 shares of Common Stock on May 1, 1995 upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Company effecting the Reverse Stock Split (constituting 30% of the combined voting power of all outstanding shares of capital stock on a fully diluted basis). Additionally, as described below, the Bank is entitled to participate together with investors in the private placement in certain demand and incidental registration rights with respect to future registered offerings by the Company of its capital stock and the Bank is entitled to participate in any future equity offerings by the Company to the extent required to maintain its then percentage equity ownership in the Company, and to a mandatory prepayment of the restructured Loan in an amount equal to 35% of the net proceeds of any such future equity offering by the Company. The Company has a right of first refusal under the Stock Purchase Agreement with respect to any private sale or transfer of the shares held by the Bank.

         Pursuant to the terms of the Stock Purchase Agreement, the Bank is entitled to two nominees on the Company's Board of Directors until it holds either less than 75% of the stock purchased or the restructured Loan is repaid, and upon the election of two nominees from the Bank, the Company is obligated to revise its bylaws (i) to entitle the Bank to designate any successor directors to fill vacancies resulting from the resignation or death of directors serving at the direction of the Bank, (ii) to provide for a quorum of not less than 3 directors, including one director designated by the Bank, (iii) to provide that there shall be no delegation of the powers of the Board of Directors to a committee without a vote of at least one Bank designated director, and (iv) to cause the bylaws of Sea View to provide that Sea View will have the same Board of Directors as the Company, and that Sea View will not be authorized to issue securities without the approval of both Bank designated directors, or if there are none, by the written consent of the Bank. Pursuant to the foregoing, the Bank selected George Nicolais and Samuel M. Victor as its nominees for election to the Company's Board of Directors, they were elected at the Annual Meeting of Shareholders held on April 28, 1995 and the Company's bylaws have been appropriately amended.

         The private placement was effected pursuant to the terms of a Securities Purchase Agreement among the Company and the purchasers, dated as of December 22, 1994 ("the Securities Purchase Agreement"). The purchasers invested $1,600,000 consisting of $817,290 of Series A Preferred Stock and $782,710 of Notes. Sand and Sea Partners and Sea Fair Partners, California limited partnerships of which J. Christopher Lewis, a director of the Company, is general partner, each purchased 126,026 shares of Series A Preferred Stock for $103,000 in cash and $209,500 principal amount of Notes. Eli Broad, an over 10% shareholder of the Company, purchased 168,036 shares of Series A Preferred Stock for $137,334 in cash and $37,666 principal amount of Notes; Alan Redhead, President and Chief Executive Officer and a director of the Company, purchased 352,384 shares of Series A Preferred Stock for $288,000 in cash; and Mark E. Segal, Vice President-Finance, Chief Financial Officer and Secretary of the Company, purchased 39,154 shares of Series A Preferred Stock for $32,000 in cash. Each share of Series A Preferred Stock automatically converted into .980748 shares of Common Stock (or a total of 2,180,748 shares, approximately 55% of the outstanding Common Stock of the Company on a fully diluted basis) upon the effective date of the Reverse Stock Split. On April 28, 1995, the Company's shareholders approved the Reverse Stock Split. A Certificate of Amendment to the Articles of Incorporation of the Company was filed on May 1, 1995 to effect the Reverse Stock Split.

         In October 1995, the Company effected its Subscription Rights Offering in which shareholders who did not participate in the December 1994 private placement or otherwise were excluded by contract were offered rights to subscribe for 4.7215 shares of Common Stock for each share owned as of September 11, 1995 at a price of $.83 per share. 244,020 shares of Common Stock were purchased in the Subscription Rights Offering. The proceeds of the Subscription Rights Offering of $202,536.60 were used to redeem a portion of the Notes on a pro rata basis. The unredeemed portion of the Notes converted into 696,207 shares of Common Stock on October 30, 1995.

         Pursuant to the terms of the Stock Purchase Agreement and the Securities Purchase Agreement, the Company is obligated, to the extent permitted under applicable securities laws and subject to reasonable costs, to use its best efforts to register under the Securities Act of 1933 ("Securities Act") the resale of the Common Stock issued upon the conversion of the Series A Preferred Stock and Notes and to maintain such registration for a reasonable period to facilitate resale. This Offering is intended to effect such registration.

         Also, the Company and the Bank entered into an Amendment to Stock Purchase Agreement dated as of August 1, 1995 ("Amendment"), amending the Stock Purchase Agreement by providing that the Company will, no later than November 15, 1995, register for resale the Common Stock held by the Bank pursuant to Rule 415 under the Securities Act and will file amendments in order to update it at any time for up to two years when requested in writing by the Bank, with the Company bearing all the expenses of such registration and updates up to certain limits. This Offering is intended to effect such registration. The purchasers of Series A Preferred Stock and Notes in the December 1994 private placement may include in this Offering the shares of Common Stock received by them (i) upon conversion of the Series A Preferred Stock in connection with the Reverse Stock Split and (ii) to the extent the proceeds of the Subscription Rights Offering did not fully redeem the Notes. Certain other shareholders of the Company who have registration rights are also afforded an opportunity to include shares in this Offering, subject to the terms and conditions of such registration rights. The Company also agreed, in the Amendment, to issue the Bank securities equivalent in form if more than 600,000 shares of Common Stock in the aggregate are issued by the Company under the Company's Omnibus Stock Plan or other similar plan, or otherwise, to directors, officers, employees, consultants, or other persons providing services to the Company for so long as the Bank or its permitted successor holds not less than 75% of the shares of Common Stock currently held by the Bank. Until August 1, 1996, the Bank will pay only nominal consideration for any stock issued pursuant to the Amendment, and thereafter will, with certain exceptions, pay the same consideration as provided in any such issuance of shares in excess of the 600,000 share amount. See "Management--Executive Compensation--The Omnibus Stock Plan."

         Also, investors in the private placement, together with the Bank, holding at least 20% of the shares of Common Stock into which the Series A Preferred Stock have been converted have two demand registration rights to require the Company to register such shares for resale under the Securities Act and applicable state securities laws for resale to the public. This right of registration shall continue until such time as in the opinion of counsel for the Company such registration is no longer necessary for shareholders to sell the shares of Common Stock without registration. Such investors, together with the Bank, are also be entitled to certain incidental registration rights. The Company will pay the expenses in connection with any such incidental registrations and two such demand registrations.

         Pursuant to the terms of the Stock Purchase Agreement and the Securities Purchase Agreement, and in order to provide the Company with a more reasonable capital structure, the Company held a meeting of the shareholders of
the Company to vote upon, among other things, the Reverse Stock Split.   As
noted above, the Reverse Stock Split was approved at the April 28, 1995 Annual Meeting of Shareholders.

         Pursuant to the terms of the Stock Purchase Agreement and the Securities Purchase Agreement, the Company agreed to use its best efforts to effectuate the Subscription Rights Offering, the proceeds of which were used to partially redeem the Notes. The purpose of the Subscription Rights Offering was to afford to those shareholders of the Company who did not participate in the December 1994 private placement the opportunity to purchase shares of Common Stock on terms as substantially similar as practicable to the terms provided to the investors in the private placement.

         Sea View and the Bank entered into a First Amendment to Amended and Restated Loan Agreement, dated as of August 1, 1995, which amended the covenant of Sea View regarding maintenance of "Minimum Free Cash Flow" during certain periods with respect to the accounting treatment of certain expenses, including expenses of this Offering and the Subscription Rights Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         As a condition to the closing of the Stock Purchase Agreement and the Securities Purchase Agreement, Sand and Sea Partners, Sea Fair Partners and the Bank entered into a Shareholders and Noteholders Agreement dated as of December 22, 1994 (the "Shareholders Agreement") pursuant to which Sand and Sea Partners and Sea Fair Partners agreed to vote their shares of the Company in a manner that would elect to the Board of Directors of the Company two individuals designated by the Bank until such time as the Bank holds less than 75% of its current holdings in Common Stock or repayment in full of the Company's $3,400,000 indebtedness to the Bank. The Company's three directors also agreed under the Shareholders Agreement, when requested by the Bank, to take all Board action and all steps necessary to assist shareholder action in order to elect two designees of the Bank to the Board of Directors, including increasing the size of the Board to six. Two Bank nominees were elected to the Board of Directors at the April 28, 1995 Annual Meeting of Shareholders. See "Management." The Shareholders Agreement is subject to the shareholders agreement dated April 10, 1990 ("1990 Shareholders Agreement") among Sand and Sea Partners, Sea Fair Partners, John C. Cushman, III, and other investors in a 1990 private placement of

Common Stock in the Company. The 1990 Shareholders Agreement provides that Sand and Sea Partners, Sea Fair Partners and other investors will cause certain representatives of the investor group to be nominated to the Board. Pursuant to such agreement, Mr. Cushman requested that Barry A. Chase be nominated for election to the Board of Directors. At a meeting of the Board of Directors on April 28, 1995, Mr. Chase was elected as an additional Director.

         In October 1995, Jefferson W. Asher, Jr., a director of the Company, purchased a 7.5% limited partnership interest in Sand and Sea Partners.

CERTAIN REGISTRATION RIGHTS

         The Company, Richard S. Stevens, Sand and Sea Partners, Sea Fair Partners, Eli Broad, Cushman/Sea View Partners, Cushman K/Sea View Partners and certain other shareholders of the Company are parties to a Registration Rights Agreement which, as amended, provides that the Company shall use its best efforts to register under the Securities Act the shares of any of the shareholders who are party to the Registration Rights Agreement, and who requests such registration with regard to a certain minimum number of shares of Common Stock, at certain times when the Company otherwise proposes to register certain of its securities. Such registration rights apply to this Offering. The parties to the Registration Rights Agreement, except Stevens, individually and collectively may make a total of two written demands for registration of their shares so long as the demand relates to at least 20% of the registerable shares of Common Stock then outstanding. The Company will pay the expenses in connection with any such incidental registrations and two such demand registrations. In certain circumstances such shareholders also have a contractual right of first refusal to purchase, on a pro-rata basis, any equity securities of the Company that the Company may propose to sell at a price less than fair market value.

CONSULTING AGREEMENT

         Effective June 30, 1989, the Company and Samuel Schulman (who at such time was an over 5% shareholder of the Company) entered into a consulting agreement pursuant to which Mr. Schulman would provide business consultation services to the Company's American Microsonics Corp. subsidiary on a non-exclusive basis for a term of five years. During the term of the consulting agreement, Mr. Schulman was entitled to annual compensation equal to 25% of the Company's annual pre-tax profits (as defined in the consulting agreement) from Microsonics over $500,000, including but not limited to any recoveries from claims or actions for patent infringement. Mr. Schulman was not entitled to any compensation under this consulting agreement for the fiscal years ended April 30, 1993, 1994 and 1995. This agreement expired on June 30, 1994.

LEGAL SERVICES

         Scott C. Dew, a director of the Company since March 1995, was a shareholder in the law firm of Levene & Eisenberg, P.C. until June 1995. The Company retained such law firm during the fiscal year ended April 30, 1995 to render legal services in connection with certain debt restructuring matters.

CERTAIN COMPENSATION ARRANGEMENTS

         Reference is made to "Management--Executive Compensation -- Other Compensation Arrangements" for a description of employment arrangements and other arrangements between the Company and certain officers and directors.


                             PRINCIPAL SHAREHOLDERS

         The following tables set forth information as to the shares of Common Stock owned as of November 1, 1995 by (i) each person known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                    Amount of Beneficial Ownership(1)
Name and Address of                 ---------------------------------
Beneficial Owners                   No. Shares       % Ownership*
-----------------                   ----------       ------------
Bank of America National Trust      1,200,000          35.3%
and Savings Association
555 California Street, 18th Floor
Department 15027
San Francisco, CA 94104

Richard S. Stevens                     44,713           1.3%
15111 N. Hayden Road
Scottsdale, AZ 85260

Eli Broad                             228,345           6.7%
1999 Avenue of the Stars
Suite 3170
Los Angeles, CA 90067

Sand and Sea Partners(3)              332,478           9.8%
300 S. Grand Avenue
29th Floor
Los Angeles, CA 90071

Sea Fair Partners(3)                  332,478           9.8%
300 S. Grand Avenue
29th Floor
Los Angeles, CA 90071

J. Christopher Lewis(3)               664,956          19.6%
300 South Grand Ave.
29th Floor
Los Angeles, CA 90071

Alan Redhead                          541,017(5)       15.0%
California Beach Restaurants, Inc.
17383 Sunset Boulevard
Suite 140
Pacific Palisades. CA 90272

Jefferson W. Asher, Jr.                43,603(6)        1.3%
4118 Stansbury Avenue
Sherman Oaks, CA 91423

Mark E. Segal                         102,567(7)        3.0%
California Beach Restaurants, Inc.
17383 Sunset Boulevard
Suite 140
Pacific Palisades, CA 90272

Scott C. Dew                                0             0%
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067


George Nicolais                             0(8)               0%
c/o George Nicolais &
Associates, Inc.
3452 East Foothill Blvd.
Pasadena, CA 91107

Samuel M. Victor                            0(8)               0%
Chanin and Company
11111 Santa Monica Boulevard
Suite 210
Los Angeles, CA 90025

Barry A. Chase                         17,571(9)               *
c/o Cushman Equities
Corporation
601 S. Figueroa Street
47th Floor
Los Angeles, CA 90017-5752

John C. Cushman III(10)               268,894                7.9%
601 S. Figueroa Street
47th Floor
Los Angeles, CA 90017-5752

All directors and executive         1,414,427(11)           38.4%
officers as a group(9 persons)



 *   Denotes holdings less than 1%.

(1) The number of shares and percentages in these columns are based on 3,400,975 shares of Common Stock outstanding.

(3) J. Christopher Lewis, a director of the Company, is the general partner and a limited partner of Sand and Sea Partners and Sea Fair Partners, which together own 664,956 shares of Common Stock. Mr. Lewis disclaims beneficial ownership of the shares owned by such partnerships, except with respect to (i) 25,268 shares which represent a limited partnership interest in each partnership of approximately 3.8% and (ii) an additional undetermined number of such shares by virtue of his rights as a general partner under the limited partnership agreement. As general partner of such partnership, Mr. Lewis may have the power to direct the voting or disposition of such shares and therefore may be deemed to beneficially own all the shares held by such partnerships.

(5) Includes currently exercisable options to purchase 195,417 shares of Common Stock issued under the Omnibus Stock Plan.

(6) Reflects currently exercisable options to purchase 18,667 shares of Common Stock issued under the Omnibus Stock Plan and 24,936 shares which represent his limited partnership interest of 7.5% in Sand and Sea Partners.

(7) Includes currently exercisable options to purchase 64,166 shares of Common Stock issued under the Omnibus Stock Plan.

(8) Does not include 1,200,000 shares owned by the Bank. Messrs. Nicolais and Victor were nominated for election to the Board of Directors of the Company at the request of the Bank pursuant to the exercise of its contractual rights with the Company. Messrs. Nicolais and Victor disclaim beneficial ownership of all securities of the Company owned by the Bank.

(9) Includes 14,500 shares indirectly owned by Mr. Chase through North American Trust. Does not include 268,894 shares deemed to be beneficially owned by John C. Cushman, III, including shares held by partnerships in which Cushman Equities Corporation is a general partner and the Cushman Family Trust. Mr. Chase is president of Cushman Equities Corporation but holds no equity interest in such corporation. Mr. Chase was nominated for election to the Board of Directors of the Company at the request of Mr. Cushman pursuant to the exercise of Mr. Cushman's contractual rights with the Company. Mr. Chase disclaims beneficial ownership of all securities of the Company beneficially owned by Mr. Cushman.

(10) Includes 128,911 shares held by Cushman Sea View Partners, a California general partnership, 85,938 shares held by Cushman K Sea View Partners, and 54,045 shares held by the Cushman Family Trust. Mr. Cushman is a general partner in Cushman Sea View Partners and Cushman K Sea View Partners and may be deemed to beneficially own Cushman Equities Corporation, which is also a general partner of such partnerships.

(11) Includes currently exercisable options to purchase 278,251 shares of Common Stock issued under the Omnibus Stock Plan.

                              SELLING SHAREHOLDERS

         The following table sets forth, as of November 1, 1995, certain information provided to the Company by the Selling Shareholders with respect to the Common Stock owned and which may be sold from time to time by such Selling
Shareholders:

                                                                                            Percent Of Outstanding
                            Shares Owned     Shares Which May   Shares Owned After          Common Stock Owned After
                            Before           Be Offered         Offering, Assuming All      Offering, Assuming All
Name                        Offering         Hereby             Offered Shares Are Sold     Offered Shares Are Sold*
----                        --------         ------             -----------------------     ------------------------
Bank of America NT&SA       1,200,000        1,200,000                        0                            0%
Richard S. Stevens             44,713(1)        44,713                        0                            0%
Sand and Sea Partners         332,478          332,478                        0                            0%
Sea Fair Partners             332,478          332,478                        0                            0%
Eli Broad                     228,351          198,304                   30,041                            *
Cushman K Sea View             85,937           15,021                   70,917                          2.1%
Partners
Cushman Sea View Partners     128,911           22,531                  106,380                          3.1%
Alan Redhead                  345,600(2)       345,600                        0                            0%
Howard Higholt, M.D.           94,334           94,334                        0                            0%
Charles W. Luther & Joan       59,579           59,579                        0                            0%
Luther

Arnold Phillip Lieberman     84,404           84,404                 0                      0%
Corinne M. Lieberman as
Co-Trustees, Marital Trust
under Declaration of the
Lieberman Family Trusts of
August 2, 1989
Al Ehringer                  33,004           30,000             3,004                      *
Strome Family Trust, Mark   139,018          139,018                 0                      0%
Strome as Trustee
Alan Tivoli                  67,922           67,422               500                      *
Mark E. Segal                38,400(3)        38,400                 0                      0%

 *  Denotes holdings less than 1%.

(1) Richard S. Stevens is a Director of the Company.

(2) Alan Redhead is Chairman of the Board, President, Chief Executive Officer and a Director of the Company. Does not include currently exercisable options to purchase 195,417 shares of Common Stock issued under the Omnibus Stock Plan.

(3) Mark Segal is Vice President-Finance, Chief Financial Officer and Secretary of the Company. Does not include currently exercisable options to purchase 64,167 shares of Common Stock issued under the Omnibus Stock Plan.

         For other information regarding the nature of any position, office or other material relationship which the Selling Shareholders have had with the Company within the past three years, reference is made to "Management--Certain Relationships and Related Transactions."

                          DESCRIPTION OF CAPITAL STOCK

         The Company's total authorized capital stock consists of 25,000,000 shares of $.01 par value Common Stock (of which 3,400,975 shares are outstanding) and 5,000,000 shares of no par value preferred stock (of which no shares are outstanding). All of the outstanding shares of Common Stock are fully paid and non-assessable. Each share of Common Stock is entitled to one vote at shareholders' meetings and will be equal to each other share of Common Stock with respect to voting rights, liquidation rights and dividend rights. Pursuant to Section 708 of the California Corporations Code, in the election of directors, each shareholder may cumulate his votes and give any one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or may distribute such votes among as many candidates as the shareholder may determine. However, no shareholder will be entitled to cumulate votes unless such candidates' names have been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of intent to cumulate votes. A majority of the shares of Common Stock eligible to vote at a meeting constitutes a quorum for voting purposes. Holders of shares of Common Stock are entitled to cast one vote per share. Shareholders do not have pre-emptive rights to purchase additional shares of Common Stock. The shares of Common Stock have no conversion or redemption rights. Each holder of shares of Common Stock on liquidation is entitled to receive a pro rata share of the Company's assets available for distribution to such shareholders after required liquidation payment is made on any outstanding shares of preferred stock.

         The Board of Directors, may, without further action by the shareholders, issue shares of preferred stock, fix or alter dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of a wholly unissued series of preferred stock, with the designation of any such series and the number of shares to constitute any such unissued series. The Board of Directors of the Company has not created any series of preferred stock, which has not been fully redeemed or converted into Common Stock. The Company has no current intention to issue shares of preferred stock.

         The transfer agent and registrar for the shares of Common Stock is Chemical Mellon Shareholder Services.


                               MARKET INFORMATION

         The shares of Common Stock are traded in the over-the-counter market. Effective August 21, 1990, the Common Stock was quoted on the Nasdaq system under the symbol "CALB". On November 10, 1992 the shares of Common Stock were delisted by Nasdaq as a result of the Company's failure to meet the minimum bid price requirement of $1.00. Subsequent to November 10, 1992 the Common Stock has been listed on the OTC Bulletin Board under the symbol "CBHR".

         Market price information for the Common Stock listed below is taken from the OTC Bulletin Board.

                                                                 BID PRICE(1)
                                                          -------------------------
                                                           HIGH                LOW
                                                           ----                ---
              FISCAL 1994
              First Quarter                               $2.06               $.033
              Second Quarter                              $ .33               $.033
              Third Quarter                               $ .033              $.033
              Fourth Quarter                              $ .033              $.033

              FISCAL 1995
              First Quarter                               $ .033              $.033
              Second Quarter                              $ .033              $.033
              Third Quarter                               $ .33               $.033
              Fourth Quarter                              $ .33               $.033

              FISCAL 1996
              First Quarter                               $ .02               $.001
              Second Quarter                              $ .02               $.001
              Third Quarter (through 11/20/95)            $ .02               $.001

--------------
(1) The bid prices prior to May 1, 1995 have been adjusted to give retroactive effect to the Reverse Stock Split.

         As of November 20, 1995, the most recent bid price for one share of Common Stock was $.01 as quoted on the OTC Bulletin Board on October 19, 1995. At November 1, 1995, the Company had approximately 570 shareholders of record.

         The Company has not paid a dividend on its Common Stock since fiscal 1985. The Company presently intends to retain any earnings to repay indebtedness and finance its operations and does not anticipate declaring cash dividends in the foreseeable future. Sea View's loan agreement prohibits the payment of dividends to the Company or the repurchase of Sea View's common stock by Sea View.

                              PLAN OF DISTRIBUTION

         The sale of the shares of Common Stock offered hereby is not being underwritten. Sales may be made by the Selling Shareholders in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price of the Common Stock, or in negotiated transactions. In this regard, the shares may be sold in one or more of the following types of transactions: (1) a block trade, in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) directly in private transactions at negotiated prices. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated prior to any sale. The Selling Shareholder offering and selling the shares of Common Stock and any broker or dealer participating in any such distribution may be deemed to be "underwriters" (as defined in the Securities Act) with respect to such sales. The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain civil liabilities, including liabilities under the Securities Act.

         The Company has agreed to file amendments in order to update this Registration Statement at any time for up to two years when requested in writing by the Bank, with the Company bearing all the expenses of such registration and updates up to certain limits.

         The Company has agreed that it will furnish the Selling Shareholders a reasonable number of copies of this Prospectus.


                                 LEGAL MATTERS

         Certain legal matters pertaining to the securities offered hereby will be passed upon for the Company by Rosenfeld, Meyer & Susman, Beverly Hills, California.


                                    EXPERTS

         The consolidated financial statements of the Company at April 30, 1995 and 1994, and for each of the three years in the period ended April 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC:
Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Registration Statement can be inspected without charge at the office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W.,

Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                    PAGE
                                                                                                                    ----
Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-2
Consolidated Balance Sheet at April 30, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-3
Consolidated Statement of Operations for each of the three years in the period ended April 30, 1995 . . . . . . .    F-5
Consolidated Statement of Shareholders' Equity (Deficit) for each of the three years in the period ended
  April 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-6
Consolidated Statement of Cash Flows for the each of the three years in the period ended April 30, 1995 . . . . .    F-7
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-9
Consolidated Balance Sheet at July 31, 1995 (unaudited) and April 30, 1995  . . . . . . . . . . . . . . . . . . .   F-22
Consolidated Statement of Operations for the three months ended July 31, 1995 and 1994 (unaudited)  . . . . . . .   F-24
Consolidated Statement of Cash Flows for the three months ended July 31, 1995 and 1994 (unaudited)  . . . . . . .   F-25
Notes to Unaudited Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-26

                         Report of Independent Auditors





Board of Directors
California Beach Restaurants, Inc.

We have audited the accompanying consolidated balance sheets of California Beach Restaurants, Inc. and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of California Beach Restaurants, Inc. and subsidiaries at April 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 30, 1995, in conformity with generally accepted accounting principles.



                                                   ERNST & YOUNG LLP


Century City
Los Angeles, California
May 30, 1995

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                              April 30,
                                                                    ----------------------------
                                                                        1995             1994
                                                                        ----             ----
Current Assets:
  Cash                                                              $  493,000       $   774,000
  Restricted Cash (Note A)                                             500,000            75,000
  Trade and other receivables                                           22,000             9,000
  Inventories                                                          262,000           251,000
  Prepaid expenses                                                     155,000           157,000
                                                                    ----------       -----------
    Total current assets                                             1,432,000         1,266,000
                                                                    ----------       -----------

Fixed Assets (at cost) - net of accumulated
  depreciation and amortization (Note C)                             1,562,000         1,734,000

Other Assets:
  Goodwill, net of accumulated
    amortization (Notes A and C)                                     3,568,000         6,714,000
  Covenant not to compete, net of
    accumulated amortization (Notes A and C)                             -               458,000

  Other                                                                147,000           197,000
                                                                    ----------       -----------
                                                                    $6,709,000       $10,369,000
                                                                    ==========       ===========


          The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                   April 30,
                                                         -----------------------------
                                                             1995             1994
                                                             ----             ----
Current Liabilities:
  Accounts payable                                       $    665,000     $    540,000
  Accrued interest                                             27,000          944,000
  Accrued liabilities                                         656,000          829,000
  Debt in default (Notes B and D)                               -            8,166,000
  Notes payable (Note D)                                        -               64,000
  Current portion of Long-term debt (Note D)                1,161,000            -
                                                         ------------     ------------
    Total current liabilities                               2,509,000       10,543,000

Long-term debt, less current portion (Note D)               2,776,000            -

9.75% Convertible subordinated notes (Note B)                 783,000            -

Commitments and Contingencies (Notes G and H)

Stockholders' Equity (Deficit) (Notes B and F):
  Common stock, $.01 par value, authorized
    25,000,000 shares, issued and outstanding
    280,000 shares                                              3,000            3,000
  Series A convertible preferred stock, no par
    value, authorized 5,000,000 shares, issued
    and outstanding 2,223,556 shares at April 30,
    1995 and none at April 30, 1994 (Note F)                1,694,000            -
  Additional paid-in capital                               10,853,000       10,853,000
  Deficit in retained earnings                            (11,909,000)     (11,030,000)
                                                         ------------     ------------
  Total stockholders' equity (deficit)                        641,000         (174,000)
                                                         ------------     ------------
                                                         $  6,709,000     $ 10,369,000
                                                         ============     ============


          The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Year Ended April 30,
                                                ---------------------------------------------
                                                    1995             1994             1993
                                                ---------------------------------------------
Sales                                           $14,160,000      $13,924,000      $15,144,000
Costs and expenses:
  Cost of goods sold                             11,741,000       11,402,000       12,300,000
  Selling, general and administrative               946,000        1,045,000          965,000
  Legal and litigation settlement                   221,000          497,000          278,000
  Depreciation                                      452,000          381,000          325,000
                                                -----------      -----------      -----------
                                                    800,000          599,000        1,276,000
Other income (expenses):
  Interest expense                                 (657,000)        (890,000)        (894,000)
  Amortization of intangible assets              (1,104,000)      (1,115,000)      (1,115,000)
  Write-down of goodwill (Note A)                (2,500,000)           -                -
  Other, net                                         46,000           38,000           64,000
                                                -----------      -----------      -----------

Loss from continuing
  operations before income taxes                 (3,415,000)      (1,368,000)        (669,000)
Income tax provision (benefit)(Note E)                4,000            4,000           (4,000)
                                                -----------      -----------      -----------
Loss from continuing operations
  before extraordinary item                      (3,419,000)      (1,372,000)        (665,000)

Discontinued operations (Note I):
  Gain on disposal, net of taxes                      -                -               16,000
                                                -----------      -----------      -----------

Extraordinary item:
  Gain from debt restructuring (Note B)           2,540,000            -                -
                                                -----------      -----------      -----------
Net loss                                          ($879,000)     ($1,372,000)       ($649,000)
                                                ===========      ===========      ===========

Income (loss) per common share:
  Continuing operations                         ($    12.21)     ($     4.93)     ($     2.35)
  Discontinued operations                             -                -                -
  Extraordinary item                                   9.07            -                -
                                                -----------      -----------      -----------
Net loss per common share                       ($     3.14)     ($     4.93)     ($     2.35)
                                                ===========      ===========      ===========
Weighted average number of common
  shares outstanding                                280,000          278,400          276,500


          The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                  Common Stock            Preferred Stock           Additional
                                  ------------            ---------------            paid-in       Accumulated
                               Shares      Amount      Shares         Amount         capital         deficit           Total
                               ------      ------      ------         ------       -----------     ------------    ------------
Balance at April 30, 1992      274,000     $3,000         -         $    -         $10,837,000      ($9,009,000)    $ 1,831,000
Exercise of stock options        1,500         -          -              -               7,000            -               7,000
Common stock issued
for services                     1,500         -          -              -               5,000            -               5,000
Net loss                         -             -          -              -               -             (649,000)       (649,000)
                               -------     ------     ---------     ----------     -----------     ------------     -----------
Balance at April 30, 1993      277,000      3,000         -              -          10,849,000       (9,658,000)      1,194,000

Common stock issued
for litigation settlement        3,000         -          -              -               4,000            -               4,000
Net loss                         -             -          -              -               -           (1,372,000)     (1,372,000)
                               -------     ------     ---------     ----------     -----------     ------------     -----------
Balance at April 30, 1994      280,000      3,000         -              -          10,853,000      (11,030,000)       (174,000)

Series A convertible
preferred stock issued
pursuant to private
placement                        -             -      1,000,000        714,000           -                -             714,000
Series A convertible
preferred stock issued
pursuant to restructuring        -             -      1,223,556        980,000           -                -             980,000
Net loss                         -             -          -              -               -             (879,000)       (879,000)
                               -------     ------     ---------     ----------     -----------     ------------     -----------
Balance at April 30, 1995      280,000     $3,000     2,223,556     $1,694,000     $10,853,000     ($11,909,000)    $   641,000
                               =======     ======     =========     ==========     ===========     ============     ===========


         The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            Year Ended April 30,
                                                                            --------------------
                                                                   1995             1994            1993
                                                                   ----             ----            ----
Cash flows from operating activities:
  Loss from continuing operations                               ($879,000)      ($1,372,000)     ($665,000)
  Adjustments to reconcile loss from
  continuing operations to cash provided
  by operations:
    Depreciation and amortization                               1,613,000         1,582,000      1,527,000
    Write-down of goodwill                                      2,500,000             -              -
    Gain from debt restructuring                               (2,540,000)            -              -
    Increase (decrease) in allowance for
      doubtful accounts                                             -               (52,000)       (10,000)
    Common stock issued for litigation settlement                   -                 4,000          -
    Notes issued for litigation settlement                          -                75,000          -

Changes in operating assets and liabilities:
  Restricted Cash                                                (425,000)          (75,000)         -
  Accounts receivable, trade                                      (13,000)           49,000          7,000
  Inventories                                                     (11,000)           25,000        (25,000)
  Prepaid expenses                                                  2,000           (70,000)        (4,000)
  Accounts payable                                                125,000          (334,000)      (382,000)
  Accrued liabilities                                            (146,000)          358,000        362,000
                                                               ----------       -----------      ---------
Cash provided by continuing operations                            226,000           190,000        810,000
Cash provided by discontinued operations                            -                 -             16,000
                                                               ----------       -----------      ---------
Cash provided by operations                                       226,000           190,000        826,000
                                                               ----------       -----------      ---------
Cash flows used in investing activities:
  Proceeds from sale of fixed assets                                -                 5,000          -
  Proceeds from the sale of other assets                            -                 -             24,000
  Increase (decrease) in other assets                              (7,000)            4,000          -
  Additions to fixed assets                                      (280,000)         (380,000)      (255,000)
                                                               ----------       -----------      ---------
Net cash used in investing activities                            (287,000)         (371,000)      (231,000)
                                                               ----------       -----------      ---------

Cash flows from financing activities:
  Principal payments on borrowing                              (1,595,000)          (11,000)      (174,000)
  Payment of contingent note and restructuring expenses          (692,000)            -              -
  Borrowings representing accrued interest
    prior to restructuring                                        570,000             -              -
  Proceeds from the sale of preferred stock                       714,000             -              -
  Proceeds from issuance of 9.75% convertible
    subordinated notes                                            783,000             -              -
  Exercise of stock options                                          -                -              7,000
                                                               ----------       -----------      ---------
Net cash used in financing activities                            (220,000)          (11,000)      (167,000)
                                                               ----------       -----------      ---------


          The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                                                                            Year Ended April 30,
                                                                            --------------------
                                                                   1995             1994            1993
                                                                   ----             ----            ----
Net increase (decrease) in cash                                 ($281,000)        ($192,000)      $428,000
Cash at beginning of period                                       774,000           966,000        538,000
                                                                ---------         ---------       --------
Cash at end of period                                           $ 493,000         $ 774,000       $966,000
                                                                =========         =========       ========

Supplemental disclosures of cash flow
information:

In connection with settlement of a contingent note payable, the Company recorded a $500,000 liability during the year ended April 30, 1995.

Cash paid during the year for:
  Interest                                                      $   -             $ 375,000       $352,000
                                                                =========         =========       ========
  Income taxes                                                  $   4,000         $   4,000       $  5,000
                                                                =========         =========       ========

Supplemental schedule of non-cash
  investing and financing activities:
  Issuance of common stock for services                             -                 -           $  5,000


          The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

         The Company has continuing operations in a single business segment, the ownership and management of two restaurants, Gladstone's 4 Fish and RJ's the Rib Joint.

FISCAL YEAR

         The Company's fiscal year ends on April 30. The Company's restaurant operations are conducted through its wholly-owned subsidiary, Sea View. Sea View's fiscal years ending April 27, 1995 and April 22, 1993 contained 52 weeks, while fiscal year ended April 28, 1994 contained 53 weeks.

CONSOLIDATION

         The consolidated financial statements of California Beach Restaurants, Inc. and subsidiaries include the accounts of the parent company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

RESTRICTED CASH

         At April 30, 1995 and 1994, the Company had $500,000 and $75,000,
respectively, in Restricted Cash. In 1995 $475,000 is restricted pursuant to a financial covenant of the Company's restructured bank loan (see Note B). The remainder of Restricted Cash in 1995 and 1994 represent letters of credit outstanding which secure payment of certain deductible amounts pursuant to the Company's general liability insurance policy. The terms of this letter of credit require that it be fully collateralized by a separate restricted bank account.

INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method. Inventories consist primarily of food, beverages and other restaurant supplies.

FIXED ASSETS

         Fixed assets are stated at cost. Depreciation on furniture and equipment is computed by the straight-line method using lives ranging from 3 to 8 years. Leasehold improvements are amortized over the remaining terms of the leases (including options expected to be exercised) or the estimated lives of the improvements, principally 7 years, whichever is less.

INCOME TAXES

         The Company uses the liability method for computing deferred taxes given the adoption of the Statement of Financial Accounting Standards No. 109 ("SFAS 109") Accounting for Income Taxes on May 1, 1993. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

REVERSE STOCK SPLIT

         On April 28, 1995, the Company's shareholders approved a one for
33.286962 reverse stock split with respect to the outstanding shares of common stock which became effective May 1, 1995, upon the filing of a Certificate of Amendment to the Company's Articles of Incorporation. All references to share and per share amounts of common stock have been adjusted to give effect to the reverse stock split.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

PER SHARE DATA

         Per share data is based on the weighted average number of shares of common stock outstanding. Common stock equivalents, consisting of stock options and Series A Convertible Preferred Stock and other potentially dilutive securities (9.75% Convertible Subordinated Notes) have been excluded from per
share calculations as their effect would be antidilutive.   Supplementary
earnings (loss) per share reflecting the conversion of the Series A Convertible Preferred Stock as of December 22, 1994, the date of issuance, would be ($.84), based on 1,052,000 weighted average common shares outstanding.

ACQUISITION COSTS

         Acquisition costs are stated at cost and are being amortized as follows:

                                       Term                  Method
                                       ----                  ------
Goodwill                             10 years             Straight Line
Covenant not to compete               5 years             Straight Line
Deferred loan costs                   7 years             Interest method

         The covenant not to compete and all deferred loan costs have been fully amortized as of April 30, 1995. The Company's only remaining separately identifiable intangible asset is goodwill. It is the Company's policy to separately value all purchased intangible assets other than goodwill and to assign such identifiable intangible assets separate amortization lives.

         The Company considered the transactions described in Note B to represent an event which established the existence of impairment indicators. The issuance of equity securities to the bank and the private financing reflects potentially 78% of the Company's fully diluted voting equity. These transactions served as the basis for determining fair value in order to measure the extent of the impairment. This valuation was further adjusted to reflect the uncertainty concerning continuation of business at the Company's principal restaurant location beyond the current term of the concession agreement. Accordingly, goodwill has been written down by $2,500,000 and concurrently, the amortization period has been reduced from fifteen years to ten years. The combination of the write-down and reduction in amortization period will result in future amortization expense which will approximate the amount recorded in prior years.

         It is the Company's policy to periodically review the carrying value of its intangible assets (principally goodwill) in relation to the operating performance and the future undiscounted cash flows of the underlying business. Adjustments to the carrying value are made if the sum of expected future net cash flows over the remaining amortization period is less than the book value of the intangibles, or if events or circumstances also establish the existence of impairment indicators.

FINANCIAL INSTRUMENTS

         Based on the recent restructuring transactions described in Note B, the fair value of the long-term debt is estimated to be the same as amounts reported in the Company's balance sheet.

RECLASSIFICATIONS

         The Consolidated Financial Statements for the year ended April 30, 1994 contain certain reclassifications to conform to the current year presentation.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE B - RESTRUCTURING OF SENIOR AND SUBORDINATED
         CONTINGENT DEBT AND PRIVATE PLACEMENT

         On December 22, 1994, the Company completed a restructuring of Sea View's bank loan and settlement of a contingent note, and concurrently completed a private placement of securities to finance such restructuring and settlement.

         In April 1992 Sea View received notification from its bank that all amounts outstanding under the loan were due and payable. In late August 1994, Sea View's bank commenced formal foreclosure proceedings against the loan's collateral which included all of Sea View's assets. Additionally, Sea View was potentially liable under a Subordinated Contingent Promissory Note ("Contingent Note") to a third party issued in connection with the Company's acquisition of Sea View's operating assets in 1990. This Contingent Note could have resulted in a maximum amount due of $5,000,000, assuming a fifteen year extension of the Gladstone's 4 Fish restaurant concession agreement, plus interest at 12.5% from April 2, 1990. The bank required as a condition to the bank debt restructuring that the Contingent Note be settled or otherwise restructured to the bank's satisfaction. Accordingly, as part of the bank debt restructuring, the Company paid $500,000 in full satisfaction of the Contingent Note. The gain from debt restructuring has been reduced by this payment.

         At the date of the bank debt restructuring, the Company owed the bank $8,166,000 in principal and $1,514,000 in accrued and unpaid interest. The restructured bank loan provided for the payment by Sea View of an aggregate of $4,700,000, of which $1,300,000 was paid on or before December 22, 1994, and a balance of $3,400,000 which was represented by two notes; a senior secured note in the amount of $3,000,000, bearing interest at 12% per annum, and payable at varying monthly amounts through October 31, 1997, and a junior secured note in the amount of $400,000 accruing interest at 12% per annum with both interest and principal payable in a single lump sum on October 31, 1997. Interest to maturity on the senior secured and junior secured notes of $563,000 and $157,000, respectively has been included in the carrying value of such notes, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring", and will not be recognized as interest expense in current and future years. Such notes are guaranteed by the Company. As additional consideration for the debt restructuring, the Company issued to the bank, 1,223,556 shares of a new issue Series A Convertible Preferred Stock that converted into 1,200,000 shares of Common Stock on May 1, 1995 upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Company effecting a one for 33.286962 reverse stock split (constituting 30% of the combined voting power of all outstanding shares on a fully diluted basis). The bank is also entitled to two representatives on the Board of Directors of the Company until the restructured debt has been repaid or the bank has sold at least 25% of its stock holdings. Also, the bank will be entitled to participate in certain future equity offerings by the Company in order to maintain its percentage equity ownership and will be entitled to a prepayment of its restructured loan equal to 35% of the net proceeds of any such future equity offering by the Company. For the year ended April 30, 1995 the Company recognized an extraordinary gain of $2,540,000 on the bank debt restructuring and settlement of the Contingent Note. No tax expense or benefit was recognized from this transaction, as the resulting gain was not taxable.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE B - RESTRUCTURING OF SENIOR AND SUBORDINATED
         CONTINGENT DEBT AND PRIVATE PLACEMENT - CONTINUED

         The private financing which raised the funds necessary to effect the bank debt restructuring and Contingent Note settlement, involved a total investment of $1,600,000, excluding expenses, consisting of $817,290 of Series A Convertible Preferred Stock and $782,710 of 9.75% Convertible Subordinated Notes. 1,000,000 shares of the Series A Preferred Stock were issued at $.81729 per share. These shares automatically converted into Common Stock on May 1, 1995 upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Company effecting a one for 33.286962 reverse stock split. The 9.75% Convertible Subordinated Notes will automatically convert into 939,252 shares of Common Stock on October 31, 1995 if they have not been redeemed prior to such date.

         The Company held a meeting of its shareholders on April 28, 1995. At this meeting the shareholders approved a one for 33.286962 reverse stock split with respect to the outstanding shares of Common Stock. The Company intends to effect a rights offering to shareholders of approximately $800,000, the proceeds of which will be used to redeem the Convertible Subordinated Notes. This rights offering would be on a pro rata basis and will be made only by the means of a prospectus declared effective by the Securities and Exchange Commission. The Company reserves the right to increase the size of the rights offering and to change any of the terms thereof.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE C - DETAILS OF CERTAIN FINANCIAL STATEMENT COMPONENTS

FIXED ASSETS

                                                                      April 30,
                                                              -------------------------
                                                              1995                 1994
                                                              ----                 ----
Leasehold improvements                                     $2,606,000           $2,328,000
Furniture and equipment                                       725,000              647,000
Construction in progress                                        -                   76,000
                                                           ----------           ----------
                                                            3,331,000            3,051,000
Less accumulated depreciation and amortization             (1,769,000)          (1,317,000)
                                                           ----------           ----------
                                                           $1,562,000           $1,734,000
                                                           ==========           ==========

OTHER ASSETS

                                                                      April 30,
                                                              -------------------------
                                                              1995                 1994
                                                              ----                 ----
Goodwill                                                   $6,725,000           $9,225,000
Less accumulated amortization                              (3,157,000)          (2,511,000)
                                                           ----------           ----------
                                                           $3,568,000           $6,714,000
                                                           ==========           ==========
Covenant not to compete                                    $2,500,000           $2,500,000
Less accumulated amortization                              (2,500,000)          (2,042,000)
                                                           ----------           ----------
                                                           $    -               $  458,000
                                                           ==========           ==========

NOTE D - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consists of the following:

NOTES PAYABLE

                                                                       April 30,
                                                               -------------------------
                                                               1995                 1994
                                                               ----                 ----
8% note payable, due November 1994,
  including accrued interest                                     -                  $52,000
Non-interest bearing note payable in
  monthly installments of $2,083 through
  October 1994                                                   -                   12,000
                                                            ----------           ----------
                                                            $    -                  $64,000
                                                            ==========           ==========

LONG-TERM DEBT

Notes payable to bank, payable monthly in varying
  amounts through October 1997, with 1995 including
  accrued interest through the term of the debt            $3,937,000           $8,166,000

Less current portion                                       (1,161,000)               -
Less debt in default, classified as current                     -               (8,166,000)
                                                           ----------           ----------
                                                           $2,776,000           $    -
                                                           ==========           ==========

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

         The 8% note payable and the non-interest bearing note payable were issued in connection with litigation settlement agreements.

         During 1990 Sea View entered into a loan agreement ("Agreement") with a bank in connection with the acquisition of its restaurant operations. The Agreement provided for short-term borrowings of up to $500,000 and a $10,000,000 term note. Interest on the borrowings was, at the Company's option, the bank's prime rate plus 1 3/4% or the London Interbank Offered Rate ("LIBOR") plus 3%. The bank loans are collateralized by all of Sea View's assets. The Company also pledged the shares of Sea View and its subsidiaries and guaranteed the loans.

         The Agreement requires that Sea View must meet certain financial covenants relating to net worth, debt to equity ratio and cash flow coverage. The Agreement also restricts capital expenditures, the payment of dividends or the repurchase of common stock, except as provided by the terms of the Agreement, and loans or advances by Sea View to the Company. Extensions of the Gladstone's leases beyond October 1997 (see Note I), are subject to the bank's approval.

         Sea View was in default of the Agreement since September 1992 for failure to make scheduled principal or interest payments. The bank also notified Sea View that all amounts outstanding under the Agreement were immediately due and payable. On December 22, 1994 Sea View completed a restructuring of its bank debt and entered into an Amended and Restated Loan Agreement ("Amended Loan") (See Note B). The Amended Loan included a senior secured note in the principal amount of $3,000,000, bearing interest at 12% per annum, and payable at varying monthly amounts through October 31, 1997, ($176,000 in fiscal 1995, $874,000 in fiscal 1996, $1,050,000 in fiscal 1997 and $900,000 in fiscal 1998), and a junior secured note in the amount of $400,000 accruing interest at 12% per annum with both interest and principal payable in a single lump sum on October 31, 1997. Interest to maturity on the senior secured and junior secured notes of $563,000 and $157,000, respectively was included in the carrying value of such notes, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," and will not be recognized as interest expense in current and future years. At April 30, 1995 the balance of the senior secured note was $3,380,000, including $482,000 of future interest costs, while the balance on the junior secured note was $557,000, including $140,000 of future interest costs.

         The Amended Loan requires that Sea View must meet certain financial covenants and restricts capital expenditures, payment of dividends, repurchases of common stock, acquisitions or mergers, disposition of property and the ability to incur or assume additional indebtedness.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE E - INCOME TAXES

         The provision (benefit) for income taxes consists of the following:


                                           Year Ended April 30,
                                           --------------------
                                       1995        1994         1993
                                       ----        ----         ----
Continuing Operations:
Current:
  Federal                             $  -        $  -        ($9,000)
  State                                4,000       4,000        5,000
                                      ------      ------      -------
                                      $4,000      $4,000      ($4,000)
                                      ======      ======      =======

Deferred:
  Federal                             $  -        $  -        $  -
  State                                  -           -           -
                                      ------      ------      -------
                                      $  -        $  -        $  -
                                      ======      ======      =======

Discontinued Operations:
Current:
  Federal                             $  -        $  -        $ 9,000
  State                                  -           -          2,000
                                      ------      ------      -------
                                      $  -        $  -        $  -
                                      ======      ======      =======

Deferred:
  Federal                             $  -        $  -        $  -
  State                                  -           -           -
                                      ------      ------      -------
                                      $  -        $  -        $  -
                                      ======      ======      =======

         As of April 30, 1995, the Company has available for federal income tax purposes net operating loss carryovers available to offset certain future taxable income of approximately $6,317,000 which expire from 1996 through 2010.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE E - INCOME TAXES - CONTINUED

         During the year ended April 30, 1990 two changes in control of the Company occurred. As a result, $2,245,000 of net operating losses which expire through 2001 are subject to certain restrictions which limit their future use to approximately $181,000 per year. As a result of the limitation, approximately $1,329,000 of the net operating loss carryforward may expire
without any utilization.   The restructuring transactions described in Note B
also resulted in a change of control as of December 22, 1994. As a result, net operating losses of $4,073,000 which expire from 2006 through 2010 are subject to certain restrictions which limit their future use to approximately $218,000 per year. As a result of this limitation, approximately $1,475,000 of these net operating loss carryforwards may expire without any utilization.

         The restructuring transactions described in Note B qualified for the Stock-for-Debt exception in Internal Revenue Code Section 108. Accordingly, the cancellation of debt income amount was not taxable for income tax purposes.

         The effective income tax rate on income (loss) from continuing operations varied from the statutory federal income tax rate as follows:

                                                 1995         1994         1992
                                                 ----         ----         ----
Statutory federal rate                          (35.0%)      (35.0%)      (34.0%)
Increase (decrease):
  State income taxes, net of
    federal tax benefit                            .5           .3           .7
  Operating losses which resulted in
    no current Federal tax benefit               35.0         35.0         32.7
                                                -----        -----       ------
Effective income tax rate (benefit)                .5%          .3%         (.6%)
                                                =====        =====       ======

         As of April 30, 1995, the tax effect of the net operating loss carryforwards and net deferred tax assets, for which a 100% valuation allowance has been provided and which have not been recognized in the Company's financial statements are as follows:

                                                        1995           1994
                                                        ----           ----
                 Depreciation and amortization       $1,373,000        266,000
                 Nondeductible accruals                  54,000         70,000
                 Net operating loss carryforwards     2,326,000      2,095,000
                                                     ----------     ----------
                   Total deferred assets              3,753,000      2,431,000
                                                     ----------     ----------
                 Valuation allowance                 (3,753,000)    (2,431,000)
                                                     ----------     ----------
                   Net deferred assets               $    -         $    -
                                                     ==========     ==========

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE F - STOCKHOLDERS' EQUITY

Convertible Preferred Stock:

         On December 22, 1994, the Company issued 1,223,556 shares of a new issue of Series A Convertible Preferred Stock ("Convertible Preferred") to its bank pursuant to an agreement whereby the bank restructured certain outstanding senior secured debt (See Note B). This stock was valued at $980,000 net of issuance expenses of $20,000. The Company also sold 1,000,000 shares of Convertible Preferred at $.81729 per share in a private placement on December 22, 1994. Funds received from this private placement were used to effect the restructuring of the senior secured debt.

         On May 1, 1995, the bank's Convertible Preferred and the private placement Convertible Preferred automatically converted into 1,200,000 and 980,748 shares of common stock, respectively, upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Company effecting a one for 33.286962 reverse stock split. Upon such conversion no shares of Convertible Preferred remain outstanding.

Stock Options:

         During 1984 the Company adopted two stock option plans. The incentive stock option plan provided for the grant of options to purchase up to approximately 10,500 shares of the Company's common stock to eligible employees. All options granted pursuant to this plan were at a price not less than the fair market value at the date of grant. No options were outstanding under this plan and in March 1995 the plan was terminated by the Board of Directors. The non-statutory stock option plan provided for the grant of options to purchase up to approximately 27,000 shares of the Company's common stock to eligible employees and non-employees of the Company. Options granted pursuant to this plan were approved by the Company's Board of Directors. The Board of Directors also determined the option price which could not be less than 85% of the fair market value at the date of grant. In March 1995 the Board of Directors terminated this plan except as to 450 options which remain outstanding.

         In July 1992 the Company's Board of Directors approved the 1992 incentive stock option plan and the 1992 non-statutory stock option plan, subject to shareholder approval of the plans. These plans provided for the grant of options to purchase up to approximately 60,000 shares of the Company's common stock at prices not less than 100 percent of market price at the date of grant. Options under the plan were subject to vesting provisions of up to five years. In March 1995, the Board of Directors terminated this plan, the outstanding options thereunder were cancelled with the optionholder's consent and the Board adopted the Omnibus Stock Plan.

         The Omnibus Stock Plan, which received shareholder approval in April 1995, provides for the issuance of a maximum of 1,000,000 shares of common stock giving effect to the one for 33.286962 reverse stock split approved by shareholders in April 1995. The plan provides for the issuance of stock options, stock appreciation rights, restricted stock and other awards to particpants as selected by the Stock Plan Committe of the Board of Directors which administers the plan.

         Options granted pursuant to all of these plans have expiration dates which do not exceed ten years from the date of grant.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

         The following schedule summarizes the changes in stock options for the three years ended April 30, 1995 under the plans:

Outstanding at April 30, 1992              15,800       $2.00 - $33.29
  Granted                                  39,100       $         4.99
  Cancelled                               (10,800)      $        19.97
  Exercised                                (1,500)      $2.00 -  $8.32
                                          -------       --------------
Outstanding at April 30, 1993              42,600       $4.99 - $33.29
                                          -------       --------------
  Granted                                   -           $     -
  Cancelled                                (3,000)      $         8.32
  Exercised                                 -           $     -
                                          -------       --------------
Outstanding at April 30, 1994              39,600       $4.99 - $33.29
                                          -------       --------------
  Granted                                 590,000       $          .83
  Cancelled                               (39,100)      $         4.99
  Exercised                                 -           $            -
                                          -------       --------------
Outstanding at April 30, 1995             590,500       $.83  - $33.29
                                          =======       ==============
Exercisable at April 30, 1995             279,200       $.83  - $33.29
                                          =======       ==============


         Pursuant to an existing Registration Rights Agreement, if the Company registers any class of equity security under the Securities Act of 1933, certain investors with a certain minimum number of shares of the Company's common stock, individually or in aggregate, can request that their shares be included in such registration.

         Pursuant to the terms of certain stock purchase agreements relating to the Company's December 1994 private placement, investors together with the bank, holding at least 20% of the common stock into which the Series A Preferred Stock was converted have two demand registration rights to require the Company to register such shares for resale under the Securities Act of 1933 for resale to the public. Such investors, together with the bank, will also be entitled to certain incidental registration rights. The Company will pay the expenses in connection with any such incidental registrations and two such demand registrations.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE G - LEASES

         The Company leases restaurant facilities under various non-cancelable operating leases with remaining terms ranging from four to ten years. The terms of certain of the leases require additional rental payments based on a percentage of the restaurants' sales in excess of a minimum amount. Total amounts charged to rent expense under the Company's operating leases for the three years ended April 30, 1995 are summarized below:

                                             1995          1994          1993
                                             ----          ----          ----
         Restaurants:
         ------------
         Fixed minimum rentals            $  630,000    $  641,000    $  448,000
         Percentage rentals                  521,000       478,000       797,000
         Other fixed minimum rentals          70,000        72,000        76,000
                                          ----------    ----------    ----------
         Total                            $1,221,000    $1,191,000    $1,321,000
                                          ==========    ==========    ==========


         Sea View operates Gladstone's 4 Fish pursuant to a concession agreement with the County of Los Angeles. In March 1992, Sea View exercised its option to extend the term of the concession agreement for the five-year period commencing November 1, 1992 through October 31, 1997. Under the terms of the concession agreement, exercise of the option resulted in the establishment by mutual agreement of new percentage and minimum rents for the option period. In September 1992, following completion of an independent appraisal conducted on behalf of the County, Sea View reached agreement with the County on the percentage and minimum rents for the option period. The Agreement calls for an increase in the annual minimum base rent from approximately $26,000 to $480,000 with no change in the current percentage rental rates. Based on historical sales volumes, percentage rentals paid have significantly exceeded the new minimum base rent. Therefore, the increase in the annual base rent is not expected to have any significant impact on Sea View's future operations.

         The parking lot for the Company's Gladstone's 4 Fish restaurant is operated by a parking operator pursuant to a management agreement whereby the Company pays a monthly fee for the operation of the parking facility. The Company receives all revenues and pays all operating expenses under this arrangement. During fiscal 1995, 1994 and 1993 the Company received $150,000, $119,000 and $103,000, respectively pursuant to this arrangement, net of all expenses (except rent). These amounts have been recorded as a reduction to cost of goods sold.

           Aggregate minimum annual rental commitments at April 30, 1995 were as follows:

                 Year Ending April 30,
                 ----------------------
                          1996                     $700,000
                          1997                      700,000
                          1998                      422,000
                          1999                      150,000
                          2000                      150,000
                       Thereafter                   700,000
                                                 ----------
                                                 $2,822,000
                                                 ==========

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE H - COMMITMENTS AND CONTINGENCIES

Board of Directors Fees:

         Effective December 1, 1992 the Company commenced an accrual of Board of Directors fees of $2,500 per month for each member of its Board of Directors. Such fees were accrued due to the considerable amount of time required in pursuing a restructuring of the Company's existing bank loan as well as for negotiations which were being conducted with several parties involved in litigation with the Company. Effective May 1, 1993 the Company reduced the Board of Directors' fees to $500 per month for each outside board member. For fiscal years ended April 30, 1995, 1994 and 1993 $12,000, $14,500 and $37,500 of such Board fees have been incurred.

Employment Agreements:

         Effective May 21, 1993 the Company entered into employment agreements with Messrs. Redhead and Segal, the Company's Chief Executive Officer and Vice President - Finance, respectively at that time. These employment agreements set forth certain of the terms of employment for each of these individuals, including the right to receive nine months of salary as severance pay upon (i) termination of employment without cause (as defined in the agreements) or (ii) resignation for good reason (as defined in the agreements). The term of Mr. Redhead's agreement is four years and provides for a base salary of $200,000 subject to annual cost of living adjustments. Mr. Segal's agreement is for three years and provides for a base salary of $103,000 subject to annual cost of living adjustments.

Consulting agreement:

         Effective June 30, 1989, the Company and Samuel Schulman entered into a consulting agreement, pursuant to which Mr. Schulman would provide business consultation services to the Company's American Microsonics Corp. subsidiary on a non exclusive basis for a term of five years. During the term of the consulting agreement, Mr. Schulman is entitled to annual compensation equal to 25% of the pre-tax profits, as defined, from the Company's wholly-owned subsidiary, American Microsonics Corp. (whose operations have been discontinued-see Note I), over $500,000, including but not limited to any recoveries from claims or actions for patent infringement. For the three years ending April 30, 1995, no compensation was payable pursuant to this agreement. This agreement expired on June 30, 1994.

Litigation:

         The Company is involved in litigation and threatened litigation arising in the ordinary course of business. However, it is the opinion of management that these actions, when finally concluded, will not have a material adverse effect upon the financial position of the Company. In November 1993 the Company settled two lawsuits. Based on the terms of these settlement agreements, for the fiscal year ended April 30, 1994 the Company recorded litigation settlement expenses of $225,000.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

NOTE I - DISCONTINUED OPERATIONS

         In July 1991, the Company decided to discontinue the operations of its American Microsonics Corp. ("Microsonics") subsidiary, a microphonograph and microrecord manufacturer. This decision was made after the Company's primary customer for these products notified the Company that it was placing its final order. Sales to this customer of microphonographs and related products amounted to 99% of this segment's revenues in fiscal 1991.

         On October 31, 1991, Microsonics entered into a definitive agreement to sell substantially all of its assets, consisting primarily of machinery and equipment, patents and inventories, for $100,000 in cash and stock and warrants which the buyer agreed to repurchase for $55,000. The buyer also assumed certain existing liabilities primarily related to lease obligations on two facilities.

         The buyer subsequently defaulted on its obligation to repurchase the stock and warrants and in May 1992 the Company and Microsonics filed a complaint in the Superior Court of the State of California against the buyer for breach of contract. In January 1993 the Company reached a settlement agreement whereby the buyer paid $30,000 in cash and assumed certain liabilities totaling $2,000. Based on this settlement less expenses of $5,000, the Company has recorded a gain on disposition of $16,000, net of taxes of $11,000 for the year ended April 30, 1993.

         Where appropriate, the financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Operating results for the discontinued operations for the three years ended April 30, 1995 are summarized below:

                                       1995            1994            1993
                                       ----            ----            ----
         Operating Revenue             $  -            $  -           $   -
         Income Before Taxes              -               -            27,000
         Income Taxes                     -               -            11,000
         Net Income                       -               -            16,000

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                    July 31, 1995            April 30, 1995
                                                    -------------            --------------
                                                     (Unaudited)                   (1)
Current Assets:
  Cash                                                $  661,000               $  493,000
  Restricted cash                                        500,000                  500,000
  Trade and other receivables                             23,000                   22,000
  Inventories                                            291,000                  262,000
  Prepaid expenses                                       196,000                  155,000
                                                      ----------               ----------
    Total current assets                               1,671,000                1,432,000

Fixed Assets (at cost) - net of accumulated
  depreciation and amortization (Note C)               1,535,000                1,562,000

Other Assets:
  Goodwill, net of accumulated amortization            3,404,000                3,568,000
  Other                                                  151,000                  147,000
                                                      ----------               ----------
                                                      $6,761,000               $6,709,000
                                                      ==========               ==========


 The accompanying notes to consolidated financial statements are an integral part of this statement.

(1) The April 30, 1995 amounts have been extracted from the Company's Annual Report on Form 10-K for the year ended April 30, 1995.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                    July 31, 1995            April 30, 1995
                                                    -------------            --------------
                                                     (Unaudited)                   (1)
Current Liabilities:
  Accounts payable                                   $    744,000             $    665,000
  Accrued interest                                         43,000                   27,000
  Accrued liabilities                                     650,000                  656,000
  Current portion of long-term debt
    (Note D)                                            1,253,000                1,161,000
                                                     ------------             ------------
    Total current liabilities                           2,690,000                2,509,000

Long-term debt, less current portion (Note D)           2,368,000                2,776,000
9.75% convertible subordinated notes                      783,000                  783,000

Stockholders Equity:
  Common stock, $.01 par value, authorized
  25,000,000 shares, issued and outstanding,
  2,461,000 shares at July 31, 1995
  and 280,000 at April 30, 1995                         1,697,000                    3,000
  Series A convertible preferred stock, no par
  value, authorized 5,000,000 shares, issued
  and outstanding none at July 31, 1995 and
  2,223,556 at April 30, 1995                                   -                1,694,000
  Additional paid-in capital                           10,853,000               10,853,000
  Accumulated deficit                                 (11,630,000)             (11,909,000)
                                                     ------------             ------------
    Total stockholders' equity                            920,000                  641,000
                                                     ------------             ------------
                                                     $  6,761,000             $  6,709,000
                                                     ============             ============


 The accompanying notes to consolidated financial statements are an integral part of this statement.

(1) The April 30, 1995 amounts have been extracted from the Company's Annual Report on Form 10-K for the year ended April 30, 1995.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                                                      Three Months Ended July 31,
                                                   --------------------------------
                                                      1995                  1994
                                                      ----                  ----
Sales                                              $3,743,000            $3,753,000

Costs and Expenses:
  Cost of goods sold                                2,904,000             3,056,000
  Selling, general and administrative                 228,000               210,000
  Legal and litigation settlement                      54,000                45,000
  Depreciation                                         99,000                96,000
                                                   ----------            ----------
                                                      458,000               346,000

Other income (expenses):
  Interest expense                                    (16,000)             (226,000)
  Amortization of intangible assets                  (165,000)             (257,000)
  Other, net                                            4,000                 4,000
                                                   ----------            ----------
Income (loss) before income taxes                     281,000              (133,000)
Provision for income taxes                              2,000                 1,000
                                                   ----------            ----------
Net Income (loss)                                    $279,000             ($134,000)
                                                   ==========            ==========

Net Income (loss) per common share (Note E):
  Primary                                          $      .11            ($     .48)
                                                   ==========            ==========
  Fully-diluted                                    $      .09            ($     .48)
                                                   ==========            ==========

Weighted average number of common shares
outstanding:
  Primary                                           2,461,000               280,000
  Fully-diluted                                     3,400,000               280,000


     The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          THREE MONTHS ENDED JULY 31,
                                  (UNAUDITED)


                                                                  1995             1994
                                                                  ----             ----
Cash flows from operating activities:
Net Income (loss)                                              $ 279,000         ($134,000)
Adjustments to reconcile net loss
to cash provided by operations:
    Depreciation and amortization                                264,000           353,000
    Deferred loan fees                                                 -            20,000

Changes in assets and liabilities:
  Accounts receivable, trade                                      (1,000)          (16,000)
  Inventories                                                    (29,000)          (22,000)
  Prepaid expenses                                               (41,000)          (10,000)
  Accounts payable                                                79,000           216,000
  Accrued interest                                                16,000           205,000
  Accrued liabilities                                             (6,000)         (123,000)
                                                               ---------        ----------
Cash provided by operations                                      561,000           489,000
                                                               ---------        ----------

Cash flows used in investing activities:
  Increase in other assets                                        (4,000)              -
  Additions to fixed assets                                      (73,000)         (193,000)
                                                               ---------        ----------
  Net cash used in investing activities                          (77,000)         (193,000)
                                                               ---------        ----------

Cash flows from financing activities:
  Borrowings pursuant to capital lease                            21,000               -
  Principal payments on borrowings                              (337,000)           (3,000)
                                                               ---------        ----------
  Net cash used in financing activities                         (316,000)           (3,000)
                                                               ---------        ----------
Net increase in cash                                             168,000           293,000
Cash at beginning of period                                      493,000           774,000
                                                               ---------        ----------
Cash at end of period                                          $ 661,000        $1,067,000
                                                               =========        ==========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest                                                     $     -          $      -
                                                               =========        ==========
  Income taxes                                                 $     -          $      -
                                                               =========        ==========


  The accompanying notes to consolidated financial statements are an integral part of this statement.

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


NOTE A - BASIS OF PRESENTATION

The unaudited consolidated financial statements presented herein include the accounts of California Beach Restaurants, Inc., and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated.

The unaudited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles and the instructions to Form 10-Q and article 10 of Regulation S-X and do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for the three month period ended July 31, 1995 may not be indicative of the results that may be expected for the year ending April 30, 1996. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year-ended April 30, 1995.


NOTE B - ACCOUNTING PERIODS

The Company's restaurant operations are conducted through its wholly-owned subsidiary, Sea View Restaurants, Inc. ("Sea View"). The Company's consolidated financial statements for the three months ended July 31, 1995 and 1994 include Sea View's operations for the twelve weeks ended July 20, 1995 and July 21, 1994, respectively.


NOTE C - DETAILS OF CERTAIN FINANCIAL STATEMENT COMPONENTS

Fixed Assets

                                                            July 31, 1995             April 30, 1995
                                                            -------------             --------------
Leasehold improvements                                       $ 2,621,000                $ 2,606,000
Furniture and equipment                                          782,000                    725,000
                                                             -----------                -----------
                                                               3,403,000                  3,331,000
Less accumulated depreciation and amortization                (1,868,000)                (1,769,000)
                                                             -----------                -----------
                                                             $ 1,535,000                $ 1,562,000
                                                             ===========                ===========

              CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


NOTE D - NOTES PAYABLE AND LONG-TERM DEBT

On December 22, 1994 Sea View completed a restructuring of its bank debt and entered into an Amended and Restated Loan Agreement ("Amended Loan"). The Amended Loan included a senior secured note in the principal amount of $3,000,000, bearing interest at 12% per annum, and payable at varying monthly amounts through October 31, 1997, and a junior secured note in the amount of $400,000 accruing interest at 12% per annum with both interest and principal payable in a single lump sum on October 31, 1997. Interest to maturity on the senior secured and junior secured notes is included in the carrying value of such notes, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," and will not be recognized as interest expense in current and future years. At July 31, 1995 the balance of the senior secured note was $3,043,000, including $397,000 of future interest costs, while the balance on the junior secured note was $557,000, including $128,000 of future interest costs.


NOTE E - EARNINGS PER SHARE

Primary earnings per common share are calculated by dividing net earnings applicable to common stock by the average of common stock outstanding and common stock equivalents. On a fully-diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of the 9.75% convertible subordinated notes as of May 1, 1995.

===================================================================            =====================================================


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or
representations must not be relied upon as having been authorized by the Company or the Selling Shareholders.  This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the securities offered by this
Prospectus, nor does it constitute an offer to sell or a
solicitation of any offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized,
or in which the person making such offer or solicitation is not                                   3,004,282  Shares
qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this
Prospectus nor any sale made hereunder shall, under any
circumstances, create any implication that the information                               CALIFORNIA BEACH RESTAURANTS, INC.
contained herein is correct as of any time subsequent to the date
hereof.                                                                                             Common Stock

                                                    Page
                                                    ----
Prospectus Summary                                    2                                              PROSPECTUS
Risk Factors                                          4
Use of Proceeds                                       6
Selected Financial Data                               7
Management's Discussion and Analysis of
  Financial Condition and Results of Operations       8
Business                                             14
Management                                           17
Principal Shareholders                               26
Selling Shareholders                                 29
Description of Capital Stock                         30
Market Information                                   31
Plan of Distribution                                 32
Legal Matters                                        32
Experts                                              32
Available Information                                32
Index to Financial Statements                       F-1                                          ___________, 1995

===================================================================            ====================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth an itemized statement of all estimated costs and expenses (all of which will be paid by the Registrant, other than underwriting discounts, commissions or expenses and the fees and disbursements of other than one counsel for the Selling Shareholders, which are to be paid by the Selling Shareholders, and other than certain expenses in connection with updates to this Registration Statement, a portion of which expenses in certain circumstances will be borne by Bank of America NT&SA) in connection with the issuance and distribution of the securities being registered pursuant to this Registration.

                                                           AMOUNT TO BE PAID BY THE REGISTRANT
                                                           -----------------------------------
    Securities and Exchange Commission registration fee   . .             $      100
    Accounting fees and expenses  . . . . . . . . . . . . . .                  2,500
    Legal fees and expenses   . . . . . . . . . . . . . . . .                 25,000
    Printing and Engraving Expenses   . . . . . . . . . . . .                 10,000
    Blue sky fees and expenses  . . . . . . . . . . . . . . .                  2,500
    Transfer agent fees and expenses  . . . . . . . . . . . .                  1,000
    Miscellaneous   . . . . . . . . . . . . . . . . . . . . .                    900
                                                                           ---------
         Total  . . . . . . . . . . . . . . . . . . . . . . .              $  42,000
                                                                           =========




ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Registrant has adopted provisions in its Articles of Incorporation which limit the liability of its directors. As permitted by the California Corporations Code (the "California Code"), directors will not be liable to the Registrant for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Registrant or its shareholders: (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit; (ii) with respect to acts or omissions involving an absence of good faith, that he or she believes to be contrary to the best interests of the Registrant or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to the Registrant or its shareholders, or that show a reckless disregard for his or her duty to the Registrant or its shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Registrant or its shareholders; or (iii) based on transactions between the Registrant and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California Code. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities arising under the Securities Act. The Registrant has obtained an insurance policy in the amount of $1,000,000 in respect of potential liabilities of its officers and directors.

          The Registrant has entered into indemnification agreements with certain of its directors and officers. See "Management--Directors and Executive Officers."

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         Between November 1, 1992 and October 31, 1995, the following securities were sold by the Registrant which were not registered under the Securities Act:

         On December 22, 1994, the Company effected a private placement of its securities with certain existing shareholders, members of management and new investors. The purchasers invested $1,600,000 consisting of $817,290 of Series A Preferred Stock and $782,710 of Notes. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings."

                                                                               PURCHASE            PRINCIPAL
                                                       NUMBER OF SHARES         PRICE               AMOUNT
                                                      OF PREFERRED STOCK      OF SHARES            OF NOTES
                                                      ------------------      ---------            ---------
Sand and Sea Partners                                      126,026            $103,000             $209,500
Sea Fair Partners                                          126,026             103,000              209,500
Eli Broad                                                  168,036             137,334               37,666
Alan Redhead                                               352,384             288,000                    -
Mark Segal                                                  39,154              32,000                    -
Al Ehringer                                                 30,589              25,000                    -
Alan Tivoli                                                  2,801               2,289               72,711
Strome Family Trust, Mark Strome as Trustee                 57,100              46,667               93,333
Marital Trust under Declaration of the Lieberman Family
  Trusts of August 2, 1989, Arnold Phillip Lieberman and
  Corinne M. Lieberman as Co-Trustees                       34,667              28,333               56,667
Howard Higholt, M.D.                                        38,746              31,667               63,333
Charles W. Luther & Joan Luther                             24,471              20,000               40,000
                                                         ---------            --------             --------
                                                         1,000,000            $817,290             $782,710

         All such securities were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The conversion of the Preferred Shares into shares of Common Stock on May 1, 1995 and the conversion of the Notes into shares of Common Stock on October 30, 1995 were exempt under
Section 3(a)(9) of the Securities Act.

         As partial consideration for the restructuring of Sea View's bank loan, the Registrant issued to the Bank of America NT&SA on December 22, 1994, 1,223,556 shares of Series A Preferred Stock. See "Management--Certain Relationships and Related Transactions--December 1994 Private Placement and Debt Restructurings." Such shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The conversion of the Series A Preferred Stock into shares of Common Stock on May 1, 1995 was exempt under Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A) EXHIBITS


    EXHIBIT
    NUMBER       EXHIBIT TITLE
    ------       -------------
    3.1          Restated Articles of Incorporation as amended to date, including
                 Certificate of Determination of Rights and Preferences of Series A
                 Convertible Preferred Stock (15)
    3.2          By-Laws, as amended to date(15)
    4.1          Form of 9.75% Convertible Subordinated Notes due October 31,
                 1995(13)
    4.2          Specimen certificate for California Beach Restaurants, Inc. common stock, par value $.01(16)
    5            Opinion of Rosenfeld, Meyer & Susman*

   EXHIBIT
   NUMBER      EXHIBIT TITLE
   ------      -------------
   10.6        Loan Agreement dated as of April 2, 1990 between Sea View
               Restaurants, Inc. and Security Pacific National Bank(4)
   10.7        Securities Purchase Agreement dated as of March 26, 1990 between
               I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
               Capital Inc. and certain investors(4)
   10.8        Shareholders Agreement dated as of March 30, 1990 by and among
               I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
               Capital Inc. and certain investors(4)
   10.9        Stock Repurchase and Co-Sale Agreement dated as of March 30, 1990 by and among I.H.V. Corp., Robert J. Morris, Richard S. Stevens,
               California Beach Capital, Inc. and certain investors(4)
   10.10       Registration Rights Agreement dated as of March 30, 1990 between
               I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
               Capital, Inc. and certain investors(4)
   10.11       Pledge Agreement dated as of April 2, 1990 executed by I.H.V. Corp.
               in favor of Security Pacific National Bank(5)
   10.12       Guaranty dated as of April 2, 1990 executed by I.H.V. Corp. in favor of Security Pacific National Bank(5)
   10.13       Amended and Restated Concession Agreement No. 31923 for Will Rogers
               State Beach Park Restaurant dated April 2, 1981, as amended
               (Gladstone's restaurant lease)(5)
   10.14       Concession Agreement No. 45334 for the Operation and Maintenance of
               Parking Lot 4 at Will Rogers State Beach Park dated August 23, 1983, as amended (Gladstone's parking lot lease)(5)
   10.15       Lease dated as of April 2, 1990 for RJ's(5)
   10.16       Amendment to Shareholders Agreement dated as of February 25, 1991 among Registrant, California Beach Capital, Inc., Robert J. Morris,
               Richard S. Stevens, Sand and Sea Partners, Sea Fair Partners, W.R.
               Grace & Co., Cushman K/Sea View Partners(7)
   10.17       Amendment to Stock Repurchase and Co-Sale Agreement dated as of
               February 25, 1991, among Registrant, California Beach Capital, Inc.,
               Robert J. Morris, Richard S. Stevens, Sand and Sea Partners, Sea
               Fair Partners, W.R. Grace & Co., Cushman/Sea View Partners and
               Cushman K/Sea View Partners(7)
   10.18       Amendment to Registration Rights Agreement dated as of February 25,
               1991 among Registrant, California Beach Capital, Inc., Robert J.
               Morris, Richard S. Stevens, Sand and Sea Partners, Sea Fair
               Partners, W.R. Grace & Co., Eli Broad, Cushman/Sea View Partners and
               Cushman K/Sea View Partners(7)
   10.20       Letter Agreement dated June 12, 1991 between Security Pacific Bank and Sea View Restaurants, Inc.(8)
   10.24       License Agreement, dated April 21, 1992, between Sea View
               Restaurants, Inc. and MCA Development Venture Two(9)
   10.26       Indemnification agreement dated as of October 7, 1992 between the
               Registrant and Alan Redhead(10)

    EXHIBIT
    NUMBER     EXHIBIT TITLE
    ------     -------------
    10.27      Indemnification agreement dated as of October 7, 1992 between the
               Registrant and Mark E. Segal(10)
    10.28      Indemnification agreement dated as of October 7, 1992 between the
               Registrant and J. Christopher Lewis(10)
    10.30      Indemnification agreement dated November 23, 1992 between the
               Registrant and Jefferson W. Asher, Jr.(10)
    10.31      Amendment number 6 to concession agreement number 31923 for Will
               Rogers State Beach Park Restaurant(10)
    10.32      Executive employment agreement dated as of May 21, 1993 between the
               Registrant and Alan Redhead(10)
    10.33      Executive employment agreement dated as of May 21, 1993 between the
               Registrant and Mark E. Segal(10)
    10.38      Notice of Default and election to sell under deed of trust as filed by Bank of America NT & SA(12)
    10.40      Amended and Restated Loan Agreement dated as of December 22, 1994 between Sea View Restaurants, Inc. and Bank of America NT & SA(13)
    10.41      Guarantor Confirmation and Amendment dated December 22, 1994 between
               California Beach Restaurants, Inc. and Bank of America NT & SA(13)
    10.42      Stock Purchase Agreement dated December 22, 1994 between California
               Beach Restaurants, Inc. and Bank of America NT & SA(13)
    10.43      Shareholders and Noteholders Agreement dated as of December 22, 1994 among Sand and Sea Partners, Sea Fair Partners and Bank of America
               NT & SA(13)
    10.44      Note Cancellation Agreement dated December 22, 1994 among California
               Beach Restaurants, Inc., Sea View Restaurants, Inc., Family
               Restaurants, Inc. and Jojo's Restaurants, Inc.(13)
    10.45      Securities Purchase Agreement dated December 22, 1994 between
               California Beach Restaurants, Inc. and the purchasers named therein(13)
    10.47      California Beach Restaurants, Inc. Omnibus Stock Plan(14)
    10.49      Amended and Restated Lease for RJ's dated January 1, 1995(15)
    10.50      Stock Option Agreement between the Registrant and Alan Redhead dated
               March 13, 1995(15)
    10.51      Stock Option Agreement between the Registrant and Mark E. Segal dated March 13, 1995(15)
    10.52      Stock Option Agreement between the Registrant and Jefferson W.
               Asher, Jr. dated March 13, 1995(15)
    10.53      First Amendment to Amended and Restated Loan Agreement dated as of
               August 1, 1995,  between Sea View Restaurants, Inc. and Bank of
               America NT & SA(16)
    10.54      Amendment to Stock Purchase Agreement dated as of August 1, 1995 between the Registrant and Bank of America NT & SA(16)
    21.1       Subsidiaries of Registrant(15)

    EXHIBIT
    NUMBER     EXHIBIT TITLE
    ------     -------------
    23.1       Consent of Ernst & Young LLP*
    23.2       Consent of Rosenfeld, Meyer & Susman (included in Exhibit 5)*
    24.1       Power of Attorney (included with signature page)*

 *    Filed herewith.
(4)   Previously filed with Form 8-K filed April 27, 1990.
(5) Previously filed with Form 10-K for the fiscal year ended April 30, 1990.
(7) Previously filed with Form 10-Q for the quarter ended January 31, 1991.
(8) Previously filed with Form 10-K for the fiscal year ended April 30, 1991.
(9)   Previously filed with Form 8-K filed April 28, 1992.
(10) Previously filed with Form 10-K for the fiscal year ended April 30, 1993.
(12)  Previously filed with Form 10-Q for the quarter ended July 31, 1994.
(13)  Previously filed with Form 8-K filed January 18, 1995.
(14) Previously filed as Schedule A to the Registrant's Proxy Statement dated March 24, 1995.
(15) Previously filed with Form 10-K for the fiscal year ended April 30, 1995.
(16) Previously filed as an exhibit to the Registration Statement on Form S-1 (Registration No. 33-95240) on August 4, 1995.



   (B) FINANCIAL STATEMENT SCHEDULES:

Schedule No. Description

III      Condensed Financial Information of
         California Beach Restaurants, Inc.

VIII     Valuation and Qualifying Accounts

         The foregoing schedules are included in Part II of this Registration Statement. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Items 17.   Undertakings

The undersigned Registrant hereby undertakes the following:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, present a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act that are incorporated by reference to the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Los Angeles, State of California on this 21st day of November, 1995.


                               CALIFORNIA BEACH RESTAURANTS, INC.


                               By:                ALAN REDHEAD
                                  ---------------------------------------------
                                        Alan Redhead, Chairman of the Board,
                                       President and Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Alan Redhead and Mark E. Segal, and each of them acting alone, his lawful attorneys-in-fact or agent, with full powers of substitution and resubstitution of him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents each acting alone full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                                  TITLE                                     DATE
---------                                  -----                                     ----
ALAN REDHEAD                               Director, Chairman of the                 November 21, 1995
-------------------------------------      Board, President and Chief
Alan Redhead                               Executive Officer



                                           Director                                  November __, 1995
-------------------------------------
J. Christopher Lewis


JEFFERSON W. ASHER, JR.                    Director                                  November 21, 1995
-------------------------------------
Jefferson W. Asher, Jr.


SCOTT C. DEW                               Director                                  November 21, 1995
-------------------------------------
Scott C. Dew


                                           Director                                  November __, 1995
-------------------------------------
George Nicolais

SAMUEL M. VICTOR                           Director                                  November 21, 1995
-------------------------------------
Samuel M. Victor


                                           Director                                  November __, 1995
-------------------------------------
Barry A. Chase


RICHARD S. STEVENS
-------------------------------------
Richard S. Stevens                         Director                                  November 21, 1995


MARK E. SEGAL
-------------------------------------      Vice President - Finance, Chief           November 21, 1995
Mark E. Segal                              Financial and Accounting Officer
                                           and Secretary [Principal Financial
                                           and Accounting Officer]


SCHEDULE III - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES


CONDENSED BALANCE SHEETS

                                                        April 30,
                                                 1995              1994
                                                 ----              ----
ASSETS

CURRENT ASSETS
  Cash                                        $  290,000         $257,000
  Due from affiliates                          1,022,000          175,000
                                              ----------         --------
    Total current assets                       1,312,000          432,000

INVESTMENT IN WHOLLY-OWNED SUBSIDIARIES          945,000          200,000
                                              ----------         --------
                                              $2,257,000         $632,000
                                              ==========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES                             $833,000         $806,000

9.75% CONVERTIBLE SUBORDINATED NOTES             783,000            -

STOCKHOLDERS' EQUITY (DEFICIT)                   641,000         (174,000)
                                              ----------         --------
                                              $2,257,000         $632,000
                                              ==========         ========

SCHEDULE III - CONDENSED FINANCIAL INFORMATION OF REGISTRANT - CONT.

CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES


CONDENSED STATEMENTS OF OPERATIONS

                                                                     Year ended April 30,
                                                                     --------------------
                                                            1995           1994             1993
                                                            ----           ----             ----
Sales                                                    $   -          $     -          $   -
Costs and Expenses:
  Selling, general and administrative (Note B)               -               -               -
                                                         ---------      -----------      ---------
  Interest expense                                         (27,000)           -              -
  Other Income                                               7,000            6,000          5,000
                                                         ---------      -----------      ---------
Income (loss) before income taxes and equity
  in net loss of subsidiaries                              (20,000)           6,000          5,000
Income tax provision (benefit )(Note C)                     4,000             4,000         (4,000)
Equity in net loss of subsidiaries                        (855,000)      (1,374,000)      (658,000)
                                                         ---------      -----------      ---------
Net loss                                                 ($879,000)     ($1,372,000)     ($649,000)
                                                         =========      ===========      =========

SCHEDULE III - CONDENSED FINANCIAL INFORMATION OF REGISTRANT - CONT.

CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES


CONDENSED STATEMENTS OF CASH FLOWS

                                                                     Year ended April 30,
                                                                     --------------------
                                                             1995             1994             1993
                                                             ----             ----             ----
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                                                 ($879,000)     ($1,372,000)      ($649,000)
                                                          ----------      -----------       ---------
  Adjustments to reconcile net loss
  to cash provided by (used in) operations:
  Common stock issued for litigation settlement               -                 4,000          -
  Equity in loss of subsidiaries                             855,000         1,374,000        658,000

Changes in assets and liabilities:
  Accrued liabilities                                         27,000            (1,000)      (302,000)
  Due to (from) affiliates                                (1,467,000)           15,000        277,000
                                                          ----------      ------------       ---------
  Cash provided by (used in) operations                   (1,464,000)           20,000        (16,000)

FINANCING ACTIVITIES:
  Proceeds from the sale of preferred stock                  714,000             -              -
  Proceeds from issuance of 9.75% convertible
    subordinated notes                                       783,000             -              -
  Exercise of stock option                                     -                 -              7,000
                                                          ----------      -----------       ---------
  Cash provided by financing activities                    1,497,000             -              7,000
                                                          ----------      -----------       ---------
INCREASE (DECREASE) IN CASH                                  $33,000          $20,000         ($9,000)
                                                             =======          =======         =======

Supplemental schedule of non-cash investing activities:

Issuance of common stock for services                             -                 -          $5,000

SCHEDULE III - CONDENSED FINANCIAL INFORMATION OF REGISTRANT - CONT.

CALIFORNIA BEACH RESTAURANTS, INC. AND SUBSIDIARIES


NOTE TO CONDENSED FINANCIAL STATEMENTS

NOTE A -- ACCOUNTING POLICIES

In the parent company - only financial statements, the Company's investment in its wholly-owned subsidiaries is stated at cost adjusted for equity in undistributed income and losses of the subsidiaries since date of acquisition. Net undistributed losses aggregated $4,825,000 at April 30, 1995. Parent company - only financial statements should be read in conjunction with the Company's consolidated financial statements.


NOTE B -- SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The Company allocates indirect corporate selling, general and administrative expenses to each subsidiary based on the revenues generated by that subsidiary. All revenues were generated by Sea View Restaurants, Inc. for the three years ended April 30, 1995 thus no indirect selling, general and administrative expenses were allocated to the parent company.


NOTE C -- INCOME TAXES

The Company files its federal and state income tax returns on a consolidated basis. Under a tax sharing agreement California Beach Restaurants, Inc. has with its subsidiaries, the subsidiaries provide for income taxes on a separate basis as if they filed their own income tax returns. Any tax benefit which results from filing consolidated tax returns are recognized by the parent company.

                       CALIFORNIA BEACH RESTAURANTS, INC.

                                 SCHEDULE VIII

                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)


                                               Balance at    Charged to       Charged to           Other Charges-
Year Ended                                     Beginning     Costs and      Other Accounts-        Add (Deduct)-        Balance at
 April 30,             Description              of Year       Expenses         Describe               Describe          End of Year
-----------   ----------------------------   -------------   ----------   -------------------   ---------------------   -----------
   1995       Allowance for doubtful            $   -            $0            $     -                                       $0
                accounts

   1994       Allowance for doubtful            $52,000          $0            ($52,000)(A)                                  $0
                accounts

   1993       Allowance for doubtful            $62,000          $0            ($10,000) (A)                              $52,000
                accounts

(A)     Write-off of uncollectible amount

                               INDEX TO EXHIBITS



    EXHIBIT                                                                              SEQUENTIALLY
    NUMBER          EXHIBIT TITLE                                                       NUMBERED PAGE
    ------          -------------                                                       -------------
    3.1             Restated Articles of Incorporation as amended to date, including
                    Certificate of Determination of Rights and Preferences of Series A
                    Convertible Preferred Stock (15)

    3.2             By-Laws, as amended to date(15)

    4.1             Form of 9.75% Convertible Subordinated Notes due October 31,
                    1995(13)

    4.2             Specimen certificate for California Beach Restaurants, Inc. common stock, par value $.01(16)

    5               Opinion of Rosenfeld, Meyer & Susman*

    10.6            Loan Agreement dated as of April 2, 1990 between Sea View
                    Restaurants, Inc. and Security Pacific National Bank(4)

    10.7            Securities Purchase Agreement dated as of March 26, 1990 between
                    I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
                    Capital Inc. and certain investors(4)

    10.8            Shareholders Agreement dated as of March 30, 1990 by and among
                    I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
                    Capital Inc. and certain investors(4)

    10.9            Stock Repurchase and Co-Sale Agreement dated as of March 30, 1990 by and among I.H.V. Corp., Robert J. Morris, Richard S. Stevens,
                    California Beach Capital, Inc. and certain investors(4)

    10.10           Registration Rights Agreement dated as of March 30, 1990 between
                    I.H.V. Corp., Robert J. Morris, Richard S. Stevens, California Beach
                    Capital, Inc. and certain investors(4)

    10.11           Pledge Agreement dated as of April 2, 1990 executed by I.H.V. Corp.
                    in favor of Security Pacific National Bank(5)

    10.12           Guaranty dated as of April 2, 1990 executed by I.H.V. Corp. in favor of Security Pacific National Bank(5)

    10.13           Amended and Restated Concession Agreement No. 31923 for Will Rogers
                    State Beach Park Restaurant dated April 2, 1981, as amended
                    (Gladstone's restaurant lease)(5)

    10.14           Concession Agreement No. 45334 for the Operation and Maintenance of
                    Parking Lot 4 at Will Rogers State Beach Park dated August 23, 1983, as amended (Gladstone's parking lot lease)(5)

    10.15           Lease dated as of April 2, 1990 for RJ's(5)

    10.16           Amendment to Shareholders Agreement dated as of February 25, 1991 among Registrant, California Beach Capital, Inc., Robert J. Morris,
                    Richard S. Stevens, Sand and Sea Partners, Sea Fair Partners, W.R.
                    Grace & Co., Cushman K/Sea View Partners(7)

    EXHIBIT                                                                              SEQUENTIALLY
    NUMBER          EXHIBIT TITLE                                                       NUMBERED PAGE
    ------          -------------                                                       -------------
    10.17           Amendment to Stock Repurchase and Co-Sale Agreement dated as of
                    February 25, 1991, among Registrant, California Beach Capital, Inc.,
                    Robert J. Morris, Richard S. Stevens, Sand and Sea Partners, Sea
                    Fair Partners, W.R. Grace & Co., Cushman/Sea View Partners and
                    Cushman K/Sea View Partners(7)

    10.18           Amendment to Registration Rights Agreement dated as of February 25,
                    1991 among Registrant, California Beach Capital, Inc., Robert J.
                    Morris, Richard S. Stevens, Sand and Sea Partners, Sea Fair
                    Partners, W.R. Grace & Co., Eli Broad, Cushman/Sea View Partners and
                    Cushman K/Sea View Partners(7)

    10.20           Letter Agreement dated June 12, 1991 between Security Pacific Bank and Sea View Restaurants, Inc.(8)

    10.24           License Agreement, dated April 21, 1992, between Sea View
                    Restaurants, Inc. and MCA Development Venture Two(9)

    10.26           Indemnification agreement dated as of October 7, 1992 between the
                    Registrant and Alan Redhead(10)

    10.27           Indemnification agreement dated as of October 7, 1992 between the
                    Registrant and Mark E. Segal(10)

    10.28           Indemnification agreement dated as of October 7, 1992 between the
                    Registrant and J. Christopher Lewis(10)

    10.30           Indemnification agreement dated November 23, 1992 between the
                    Registrant and Jefferson W. Asher, Jr.(10)

    10.31           Amendment number 6 to concession agreement number 31923 for Will
                    Rogers State Beach Park Restaurant(10)

    10.32           Executive employment agreement dated as of May 21, 1993 between the
                    Registrant and Alan Redhead(10)

    10.33           Executive employment agreement dated as of May 21, 1993 between the
                    Registrant and Mark E. Segal(10)

    10.38           Notice of Default and election to sell under deed of trust as filed by Bank of America NT & SA(12)

    10.40           Amended and Restated Loan Agreement dated as of December 22, 1994 between Sea View Restaurants, Inc. and Bank of America NT & SA(13)

    10.41           Guarantor Confirmation and Amendment dated December 22, 1994 between
                    California Beach Restaurants, Inc. and Bank of America NT & SA(13)

    10.42           Stock Purchase Agreement dated December 22, 1994 between California

                    Beach Restaurants, Inc. and Bank of America NT & SA(13)
    10.43           Shareholders and Noteholders Agreement dated as of December 22, 1994 among Sand and Sea Partners, Sea Fair Partners and Bank of America
                    NT & SA(13)

    EXHIBIT                                                                              SEQUENTIALLY
    NUMBER   EXHIBIT TITLE                                                               NUMBERED PAGE
    ------   -------------                                                               -------------
    10.44    Note Cancellation Agreement dated December 22, 1994 among California
             Beach Restaurants, Inc., Sea View Restaurants, Inc., Family
             Restaurants, Inc. and Jojo's Restaurants, Inc.(13)
    10.45    Securities Purchase Agreement dated December 22, 1994 between
             California Beach Restaurants, Inc. and the purchasers named therein(13)
    10.47    California Beach Restaurants, Inc. Omnibus Stock Plan(14)
    10.49    Amended and Restated Lease for RJ's dated January 1, 1995(15)
    10.50    Stock Option Agreement between the Registrant and Alan Redhead dated
             March 13, 1995(15)
    10.51    Stock Option Agreement between the Registrant and Mark E. Segal dated March 13, 1995(15)
    10.52    Stock Option Agreement between the Registrant and Jefferson W.
             Asher, Jr. dated March 13, 1995(15)
    10.53    First Amendment to Amended and Restated Loan Agreement dated as of
             August 1, 1995,  between Sea View Restaurants, Inc. and Bank of
             America NT & SA(16)
    10.54    Amendment to Stock Purchase Agreement dated as of August 1, 1995 between the Registrant and Bank of America NT & SA(16)
    21.1     Subsidiaries of Registrant(15)
    23.1     Consent of Ernst & Young LLP*
    23.2     Consent of Rosenfeld, Meyer & Susman (included in Exhibit 5)*
    24.1     Power of Attorney (included with signature page)*

 *   Filed herewith.
(4)  Previously filed with Form 8-K filed April 27, 1990.
(5) Previously filed with Form 10-K for the fiscal year ended April 30, 1990.
(7) Previously filed with Form 10-Q for the quarter ended January 31, 1991.
(8) Previously filed with Form 10-K for the fiscal year ended April 30, 1991.
(9)  Previously filed with Form 8-K filed April 28, 1992.
(10) Previously filed with Form 10-K for the fiscal year ended April 30, 1993.
(12) Previously filed with Form 10-Q for the quarter ended July 31, 1994.
(13) Previously filed with Form 8-K filed January 18, 1995.
(14) Previously filed as Schedule A to the Registrant's Proxy Statement dated March 24, 1995.
(15) Previously filed with Form 10-K for the fiscal year ended April 30, 1995.
(16) Previously filed as an exhibit to the Registration Statement on Form S-1 (Registration No. 33-95240) on August 4, 1995.